UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Ingersoll-Rand Public Limited Company
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Ingersoll-Rand plc Registered in Ireland No. 469272	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08854 (732) 652-7000
NOTICE OF 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS
The Annual General Meeting of Shareholders of Ingersoll-Rand plc (the “Company”) will be held on Thursday, June 7, 2012, at 2:30 p.m., local time, at Dromoland Hotel, Newmarket-on-Fergus, Co. Clare, Ireland, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect as directors for a period of 1 year expiring at the end of the Annual General Meeting of Shareholders of Ingersoll-Rand plc in 2013, the following 11 individuals:

(a)	Ann C. Berzin	(g)	Constance J. Horner
(b)	John Bruton	(h)	Michael W. Lamach
(c)	Jared L. Cohon	(i)	Theodore E. Martin
(d)	Gary D. Forsee	(j)	Richard J. Swift
(e)	Peter C. Godsoe	(k)	Tony L. White
(f)	Edward E. Hagenlocker

2.	To give advisory approval of the compensation of the Company’s named executive officers.

3.	To approve the appointment of PricewaterhouseCoopers as independent auditors of the Company and authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

4.	To conduct such other business properly brought before the meeting.
Only shareholders of record as of the close of business on April 9, 2012, are entitled to receive notice of and to vote at the Annual General Meeting.
Directions to the meeting can be found in Appendix A of the attached Proxy Statement.
Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card.

By Order of the Board of Directors,
BARBARA A. SANTORO
Vice President—Corporate Governance and Secretary
Registered Office:
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland
IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 7, 2012
The Annual Report and Proxy Statement are available at www.proxyvote.com.
The Notice of Internet Availability of Proxy Materials, or this Notice of 2012 Annual General Meeting of Shareholders, the Proxy Statement and the Annual Report are first being mailed to shareholders on or about April 23, 2012.

Ingersoll-Rand plc	U.S. Mailing Address: One Centennial Avenue Piscataway, NJ 08855
(732) 652-7000
PROXY STATEMENT
INFORMATION CONCERNING VOTING AND SOLICITATION
In this Proxy Statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand plc, an Irish public limited company, or, for any information prior to July 1, 2009, to Ingersoll-Rand Company Limited, a Bermuda company. This Proxy Statement and the enclosed proxy card are first being mailed to you on or about April 23, 2012.
Why Did I Receive This Proxy Statement?
We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (“Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting of Shareholders to be held on June 7, 2012 (the “Annual General Meeting”). This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?
U.S. securities laws require us to send you our Form 10-K for the fiscal year ended December 31, 2011, which includes our financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2011 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the Company’s website at
www.ingersollrand.com/irishstatutoryaccounts and will be laid before the Annual General Meeting.
How Do I Attend The Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. In order to be admitted, you must present a form of personal identification and evidence of share ownership.
If you are a shareholder of record, evidence of share ownership will be either (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail, or (2) a Notice.
If you own your shares through a bank, broker or other holder of record (“street name holders”), evidence of share ownership will be either (1) your most recent bank or brokerage account statement, or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of the Company’s ordinary shares, to:
Secretary
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.
Who May Vote?
You are entitled to vote if you beneficially owned the Company’s ordinary shares at the close of business on April 9, 2012 (the “Record Date”). At that time, there were 298,689,400 of the Company’s ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.

How Do I Vote?
Shareholders of record can cast their votes by proxy by:

•	using the Internet and voting at www.proxyvote.com;

•	calling 1-800-690-6903 and following the telephone prompts; or

•	completing, signing and returning a proxy card by mail. If you received a Notice and did not receive a proxy card, you may request one at sendmaterial@proxyvote.com.
The Notice is not a proxy card and it cannot be used to vote your shares.
Shareholders of record may also vote their shares directly by attending the Annual General Meeting and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the Annual General Meeting and casting votes on their behalf in accordance with their instructions.
Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the Annual General Meeting must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the Annual General Meeting and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the Annual General Meeting without a legal proxy and a signed ballot.
Even if you plan to attend the Annual General Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
In order to be timely processed, your vote must be received by 5:00 p.m. Eastern Time on June 6, 2012 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).
How May Employees Vote Under Our Employee Plans?
If you participate in the Ingersoll-Rand Company Employee Savings Plan, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions by telephone or over the Internet. They will vote these shares in accordance with your instructions and the terms of the plan.
To allow plan administrators to properly process your vote, your voting instructions must be received by 11:59 p.m. on June 4, 2012. If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.
May I Revoke My Proxy?
You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Ingersoll-Rand plc, 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland;

•	by submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or

•	by voting in person at the Annual General Meeting.
Merely attending the Annual General Meeting does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
How Will My Proxy Get Voted?
If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the New York Stock Exchange (“NYSE”) permit your bank, brokerage firm or nominee to vote your shares on Item 3 (routine matter) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on Items 1 or 2 (non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.
If you are a shareholder of record and you do not specify on the proxy card you send to the Company (or when giving your proxy over the Internet or telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

What Constitutes A Quorum?
The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.
What Vote Is Required To Approve Each Proposal?
A majority of the votes cast at the Annual General Meeting is required to approve each of Items 1, 2 and 3. A majority of the votes cast means that the number of votes cast “for” an Item must exceed the number of votes cast “against” that Item. Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.
Who Pays The Expenses Of This Proxy Statement?
We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $15,600, plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.
How Will Voting On Any Other Matter Be Conducted?
Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

PROPOSALS REQUIRING YOUR VOTE
Item 1. Election of Directors
The Company uses a majority of votes cast standard for the election of directors. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Each director of the Company is being nominated for election for a one-year term expiring at the end of the 2013 Annual General Meeting. Under our articles of association, if a director is not re-elected in a director election, the director shall retire at the close or adjournment of the Annual General Meeting.
The Board of Directors recommends a vote FOR the directors nominated for election listed under proposals 1(a) through (k) below.
(a)    Ann C. Berzin – age 60, director since 2001

•
Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Current Directorships:

▪	Exelon Corporation

▪	Kindred Healthcare, Inc.

•	Other Directorships Held in the Past Five Years:

▪	Constellation Energy Group, Inc.
Ms. Berzin’s extensive experience in finance at a global diversified industrial firm and her expertise in complex investment and financial products and services bring critical insight to the Company’s financial affairs, including its borrowings, capitalization, and liquidity. In addition, Ms. Berzin’s relationships across the global financial community strengthen Ingersoll Rand’s access to capital markets. Her board memberships provide deep understanding of trends in the energy and healthcare sectors, both of which present ongoing challenges and opportunities for Ingersoll Rand.
(b)    John Bruton – age 64, director since 2010

•	European Union Commission Head of Delegation to the United States from 2004 to 2009.

•	Prime Minister of the Republic of Ireland from 1994 to 1997.

•	Current Directorships:

▪	Montpelier Re Holding Ltd.

•	Other Directorships Held in the Past Five Years: None
Mr. Bruton’s long and successful career of public service on behalf of Ireland and Europe provides extraordinary insight into critical regional and global economic, social and political issues, all of which directly influence the successful execution of the Company’s strategic plan. In particular, Mr. Bruton’s leadership role in transforming Ireland into one of the world’s leading economies during his tenure, as well as in preparing the governing document for managing the Euro, lend substantial authority to Ingersoll Rand’s economic and financial oversight.
(c)    Jared L. Cohon – age 64, director since 2008

•	President of Carnegie Mellon University since 1997 and also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy.

•	Current Directorships:

▪	Lexmark, Inc.

•	Other Directorships Held in the Past Five Years:

▪	Mellon Financial Services Corporation

▪	Trane Inc. (formerly American Standard)

•	Other Activities:

▪	Appointed by President George W. Bush to serve on his Homeland Security Advisory Council in 2002 and reappointed in 2010 by President Barack Obama.
Dr. Cohon’s extensive career in academics, including 14 years as president of an institution known throughout the world for its leadership in the fields of computer science, robotics, and advanced-technology teaching and research, offers the Company tremendous insight into the latest developments in areas critical to commercial innovation and manufacturing process improvement. A member of the National Academy of Engineering, Dr. Cohon is a recognized authority on environmental and water resources systems analysis and management. As such, Dr. Cohon also brings unique perspectives on sustainable business practices, both within our own operations and on behalf of our customers and communities. In 2008 and 2009, at the request of Congress, Dr. Cohon chaired the National Research Council Committee that produced the report, “Hidden Costs of Energy: Unpriced Consequences of Energy Production and Use.” Finally, Dr. Cohon’s more than nine years of service as a member of Trane Inc.’s (formerly American Standard) board of directors provides critical insight into that part of the Company’s business.

(d)    Gary D. Forsee – age 62, director since 2007

•	President, University of Missouri System from 2008 to 2011.

•	Chairman of the Board (from 2006 to 2007) and Chief Executive Officer (from 2005 to 2007) of Sprint Nextel Corporation (a telecommunications company).

•	Current Directorships:

▪	Great Plains Energy Inc.

•	Other Directorships Held in the Past Five Years:

▪	Goodyear Tire & Rubber Co.

▪	Sprint Nextel Corporation

•	Other Activities:

▪	Trustee, National Board of Trustees, Boy Scouts of America

▪	Trustee, Midwest Research Institute

▪	Executive Advisory Board, Wind Point Partners
In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change. His recent role as president of a major university system provides insight into the Company’s talent development initiatives, which remain a critical enabler of Ingersoll Rand’s long-term success. Mr. Forsee’s membership on the board of an energy services utility also benefits the Company as it seeks to achieve more energy-efficient operations and customer solutions.
(e)    Peter C. Godsoe – age 73, director since 1998

•	Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia (a Canadian-based international bank) from 1995 until his retirement in 2004.

•	Current Directorships:

▪	Onex Corporation

▪	Rogers Communications Inc.

•	Other Directorships Held in the Past Five Years:

▪	Barrick Gold Corporation

▪	Lonmin plc

▪	Sobeys Inc.

▪	Templeton Emerging Markets Investment Trust plc

•	Other Activities:

▪	Director, Perimeter Institute for Theoretical Physics

▪	Director, Canadian Centre for Diversity

▪	Director, Mount Sinai Hospital

▪	Director, The Warranty Group
Mr. Godsoe’s nearly four decades of experience with a major Canadian bank, including a decade as its chairman and chief executive officer, brings valuable discernment to all aspects of Ingersoll Rand’s financial affairs. His international perspective provides important insight into global financial markets and his deep understanding of financial instruments lends critical guidance for the Company’s financing arrangements and overall financial position. The Company also benefits from Mr. Godsoe’s board memberships, which comprise or have comprised mining, telecommunications and private equity firms that enhance our visibility into key economic trends and technological developments.

(f)    Edward E. Hagenlocker – age 72, director since 2008

•	Vice-Chairman of Ford Motor Company (an automobile manufacturer) from 1996 until his retirement in 1999.

•	Chairman of Visteon Automotive Systems (a manufacturer and supplier of automobile products) from 1997 to 1999.

•	Current Directorships:

▪	AmeriSourceBergen Corporation

•	Other Directorships Held in the Past Five Years:

▪	Alcatel-Lucent

▪	Air Products and Chemicals, Inc.

▪	Trane Inc. (formerly American Standard)
Mr. Hagenlocker’s nearly 35 years in the automotive industry, including experience as the vice chairman of the largest independent U.S. automotive company and as chairman of a major automotive systems supplier, brings to Ingersoll Rand extensive expertise in global manufacturing, engineering, design, marketing and channel management, as well as consumer-focused business disciplines. Mr. Hagenlocker’s seven years of service as a member of Trane Inc.’s (formerly American Standard) board of directors provides critical insight into that part of the Company’s business. In addition, his board memberships include businesses engaged in the manufacture of specialty and atmospheric gases for industrial processes, which provides insight into new technologies for our operations, and pharmaceutical distribution and services, which enhances our understanding of trends and developments in the healthcare sector.
(g)    Constance J. Horner – age 70, director since 1994

•	Guest Scholar at the Brookings Institution (a non-partisan research institute) from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Current Directorships:

▪	Pfizer Inc.

▪	Prudential Financial, Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

▪	Trustee, The Prudential Foundation

▪	Fellow, National Academy of Public Administration
Ms. Horner’s substantial leadership experience and public-policy expertise resulting from her service in two presidential administrations and several U.S. government departments provide Ingersoll Rand with important perspective on matters that directly affect the Company’s operations and financial affairs. In particular, Ms. Horner has deep insight into employee relations, talent development, diversity, operational management and healthcare through her leadership positions at various federal departments and commissions. Ms. Horner’s board memberships afford ongoing engagement in the areas of healthcare, risk management and financial services, all of which have a direct influence on Ingersoll Rand’s success.
(h)    Michael W. Lamach – age 48, Chairman since June 2010 and director since February 2010

•	President and Chief Executive Officer (since February 2010) of the Company.

•	President and Chief Operating Officer of the Company from February 2009 to February 2010.

•	Senior Vice President and President, Trane Commercial Systems, of the Company from June 2008 to September 2009.

•	Senior Vice President and President, Security Technologies, of the Company from February 2004 to June 2008.

•	Current Directorships:

▪	Iron Mountain Incorporated

•	Other Directorships Held in the Past Five Years: None
Mr. Lamach’s extensive career of successfully leading global businesses, including eight years with Ingersoll Rand, brings significant experience and expertise to the Company’s management and governance. His 27 years of business leadership encompass global automotive components, controls, security and HVAC systems businesses, representing a broad and diverse range of products and services, markets, channels, applied technologies and operational profiles. In his most recent role as president and chief operating officer of the Company, he was instrumental in driving strong productivity improvement and cost savings across the Company’s global operations. Mr. Lamach’s board membership with a leading information management systems firm provides ongoing insight into trends and developments in the critical areas of data security and information protection and retention.

(i)    Theodore E. Martin – age 72, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of automotive and aircraft components and maintenance products) from 1995 until his retirement in 1998.

•	Current Directorships:

▪	C. R. Bard, Inc.

•	Other Directorships Held in the Past Five Years:

▪	Applied Biosystems, Inc. (formerly known as Applera Corporation)

▪	Unisys Corporation

•	Other Activities:

▪	Chairman, Edna McConnell Clark Foundation

▪	Trustee (emeritus), Syracuse University
Mr. Martin’s experience as chief executive officer of a diversified global industrial firm lends valuable and direct expertise across all aspects of Ingersoll Rand’s operational and financial activities. In particular, Mr. Martin’s leadership of a large industrial manufacturing organization provides practical insight to help drive the Company’s long-term productivity initiatives. His board memberships, which include organizations at the forefront of healthcare products and information technology, enhance the Company’s access to important developments in these sectors.
(j)    Richard J. Swift – age 67, Lead Director since 2010 and director since 1995

•	Chairman of Financial Accounting Standards Advisory Council from 2002 to 2006.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 to 2001.

•	Current Directorships:

▪	CVS Caremark Corporation

▪	Hubbell Incorporated

▪	Kaman Corporation

▪	Public Service Enterprise Group

•	Other Directorships Held in the Past Five Years: None
Mr. Swift’s experience as chairman and chief executive officer of a global engineering firm and his five-year leadership of the advisory organization to a major accounting standards board imparts substantial expertise to all of the Company’s operational and financial matters. His leadership of an organization that was instrumental in some of the world’s most significant engineering projects provides unique insight into the complex systems involved in the efficient and effective development of buildings and industrial operations, which represent key global market segments for Ingersoll Rand’s products and services. Mr. Swift’s board memberships include firms engaged in the manufacture and distribution of industrial, electrical and electronic products, which directly correspond to key elements of the Company’s growth and operational strategies.
(k)    Tony L. White – age 65, director since 1997

•
Chairman, President and Chief Executive Officer of Applied Biosystems Inc. (a developer, manufacturer and marketer of life science systems and genomic information products) from 1995 until his retirement in 2008.

•	Current Directorships:

▪	C.R. Bard, Inc.

▪	CVS Caremark Corporation

•	Other Directorships Held in the Past Five Years:

▪	Applied Biosystems Inc. (formerly known as Applera Corporation)
Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of Ingersoll Rand’s operational and financial affairs. In particular, Mr. White’s leadership of an organization whose success was directly connected to innovation and applied technologies aligns with the Company’s focus on innovation as a key source of growth. The Company benefits from Mr. White’s ongoing board memberships, where developments related to biotechnology and healthcare delivery systems can offer instructive process methodologies to accelerate our innovation efforts.

Item 2. Advisory Approval of the Compensation of Our Named Executive Officers
The Company is presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement.”
While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
In considering your vote, please be advised that our compensation program for named executive officers is guided by our design principles, as described in the Compensation Discussion and Analysis section of this Proxy Statement:

•	General program competitiveness

•	Pay for performance

•	Appropriate mix of short and long-term incentives

•	Internal parity

•	Shareholder alignment

•	Alignment with various business strategies
By following these design principles, we believe that our compensation program for named executive officers is strongly aligned with the long-term interests of our shareholders.
The Board of Directors recommends that you vote FOR advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

Item 3. Approval of Appointment of Independent Auditors
At the Annual General Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers (“PwC”) as our independent auditors for the fiscal year ending December 31, 2012, and to authorize the Audit Committee of our Board of Directors to set the independent auditors’ remuneration. PwC has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.
Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.
The Board of Directors recommends a vote FOR the proposal to approve the appointment of PwC as independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
Audit Committee Report
While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States).
In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission (the “SEC”). The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2012.
AUDIT COMMITTEE
Richard J. Swift (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
Theodore E. Martin

Fees of the Independent Auditors
The following table shows the fees paid or accrued by the Company for audit and other services provided by PwC for the fiscal years ended December 31, 2011 and 2010:

	2011	2010
Audit Fees(a)	$14,141,000	$14,227,000
Audit-Related Fees(b)	2,184,000	311,000
Tax Fees(c)	4,607,000	5,811,000
All Other Fees(d)	207,000	431,000
Total	$21,139,000	$20,780,000
_______________

(a)
Audit Fees for the fiscal years ended December 31, 2011 and 2010, respectively, were for professional services rendered for the audits of the Company’s annual consolidated financial statements and its internal controls over financial reporting including quarterly reviews, statutory audits, issuance of consents, comfort letters and assistance with, and review of, documents filed with the SEC.

(b)
Audit-Related Fees consist of assurance services that are related to performing the audit and review of our financial statements. Audit-Related Fees for the year ended December 31, 2011 include services related to carve-out audits of disposed businesses, employee benefit plan audits, abandoned and unclaimed property tax assessments, and advise on internal financial accounting and compliance controls to be included in an integrated information system. Audit related fees for December 31, 2010 include services related to audits of employee benefit plans and abandoned and unclaimed property assessments.

(c)	Tax Fees for the years ended December 31, 2011 and December 31, 2010 include consulting and compliance services in the U.S. and non-U.S. locations.

(d)
All Other Fees for the year ended December 31, 2011 include certain consulting services associated with the integrated supply chain operations and license fees for technical accounting software. All Other Fees for the year ended December 31, 2010 include consulting services related to the Foreign Corrupt Practices Act and trade compliance matters and license fees for technical accounting software.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Ordinary Shares(a)	Notional Shares(b)	Options Exercisable Within 60 Days (c)
A. C. Berzin	20,049	24,449	—
J. Bruton	1,637	—	—
J. L. Cohon	22,412	—	52,992
G. D. Forsee	17,303	—	—
P. C. Godsoe	6,000	37,330	—
E. E. Hagenlocker	20,019	—	29,420
C. J. Horner	1,863	32,964	—
T. E. Martin	27,195	58,557	—
O. R. Smith	39,334	41,404	—
R. J. Swift	11,610	45,572	—
T. L. White	21,760	34,525	4,500
M. W. Lamach	49,632	45,120	748,006
S. R. Shawley	74,115	86,029	402,488
R. L. Katz	2,467	—	5,342
D. P. M. Teirlinck	21,536	26,339	128,615
R. Gs. Zafari	17,342	942	85,938
S. B. Hochhauser	36,297	—	—
All directors and executive officers as a group (23 persons)(d)	463,869	462,820	1,954,152
____________

(a)
Represents (i) ordinary shares held directly; (ii) ordinary shares held indirectly through a trust; (iii) unvested shares, including any restricted stock units (“RSUs”) or performance share units (“PSUs”), and ordinary shares and ordinary share equivalents notionally held under the Trane Deferred Compensation Plan (the “TDCP”) that vest or are distributable within 60 days of the Record Date; and (iv) ordinary shares held by the trustee under the Ingersoll-Rand Company Employee Savings Plan for the benefit of executive officers. No director or executive officer of the Company owns 1% or more of the Company’s ordinary shares.

(b)
Represents ordinary shares and ordinary share equivalents notionally held under the Ingersoll Rand Directors Deferred Compensation Plan (the “DDCP I”) and the Ingersoll Rand Directors Deferred Compensation and Stock Award Plan II (the “DDCP II” and, together with the DDCP I, referred to as the “DDCP Plans”), the Ingersoll Rand Executive Deferred Compensation Plan (the “EDCP Plan I”) and the Ingersoll Rand Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDCP Plan I, the “EDCP Plans”), the TDCP and the Company’s stock grant plan that are not distributable within 60 days of the Record Date.

(c)
Represents ordinary shares as to which directors and executive officers had stock options or stock appreciation rights (“SARs”) exercisable within 60 days of the Record Date, under the Company’s Incentive Stock Plans.

(d)
The Company’s ordinary shares beneficially owned by all directors and executive officers as a group (including shares issuable under exercisable options) aggregated less than 1% of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the DDCP Plans, the EDCP Plans and the TDCP and ordinary share equivalents resulting from dividends on deferred stock awards are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder in 2012 for the year ended December 31, 2011 on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	27,170,133 (b)	9.10%
Invesco Ltd. 1555 Peachtree Street, NE Atlanta, Georgia 30309	21,748,817 (c)	7.28%
Fidelity Management and Research (FMR) LLC 82 Devonshire Street Boston, Massachusetts 02109	21,450,680 (d)	7.18%
____________

(a)
The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)
Information regarding T. Rowe Price Associates, Inc. and its stockholdings was obtained from a Schedule 13G filed with the SEC on February 10, 2012. The filing indicated that, as of December 31, 2011, T. Rowe Price Associates, Inc. had sole voting power as to 7,635,514 of such shares and sole dispositive power as to 27,150,833 of such shares.

(c)
Information regarding Invesco Ltd. and its stockholdings was obtained from a Schedule 13G filed with the SEC on February 13, 2012. The filing indicated that, as of December 31, 2011, Invesco Ltd. had sole voting power as to 20,771,342 of such shares and sole dispositive power as to 21,748,817 of such shares.

(d)
Information regarding the FMR LLC and its stockholdings was obtained from a Schedule 13G (Amendment No. 3) filed with the SEC on February 14, 2012. The filing indicated that, as of December 31, 2011, FMR LLC had sole voting power as to 2,803,211 of such shares and sole dispositive power as to 21,450,680 of such shares.

Equity Compensation Plan Information
The following table provides information as of December 31, 2011, with respect to the Company’s ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights*	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights**	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	22,983,879	$34.03	9,114,246
Equity compensation plans not approved by security holders	—	—	—
Total	22,983,879	$34.03	9,114,246
____________

*	Includes shares that are held under the DDCP Plans, the EDCP Plans, the TDCP and the Company’s stock grant plan.

**	Calculation excludes shares that are held under the DDCP Plans, the EDCP Plans, the TDCP and the Company’s stock grant plan.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.ingersollrand.com under the heading “Investor Relations – Corporate Governance.”
Role of the Board of Directors
The Company’s business is managed under the direction of the Board of Directors. The role of the Board is to oversee the management and governance of the Company and monitor senior management’s performance.
Board Responsibilities
The Board’s core responsibilities include:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems;

•	overseeing the Company’s management of enterprise risk;

•	reviewing the Company’s ethical standards and compliance procedures; and

•	evaluating the performance of the Board, Board committees and individual directors.
Board Leadership Structure
The positions of Chairman of the Board and CEO at the Company are held by the same person, except in unusual circumstances, such as during a CEO transition. This policy has worked well for the Company. It is the Board’s view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.
In addition, the Board has a strong, independent Lead Director and it believes this role adequately addresses the need for independent leadership and an organizational structure for the independent directors. The Board appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board has an open, trustful relationship with the Company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the CEO on issues of interest/concern to directors and encourage all directors to engage the CEO with their interests and concerns;

•
Work with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the directors can perform their duties responsibly, while not interfering with the flow of Company operations;

•	Work with the CEO to develop the Board and Committee agendas and approve the final agendas;

•
Keep abreast of key Company activities and advise the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board and assist in recommending consultants that work directly for Board Committees;

•	Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board;

•
Assist the Board and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Coordinate, develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO on sensitive issues;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Make commitment to serve in the role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.
Mr. Swift has been the Company’s Lead Director since January 2010.
Board Risk Oversight
The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning and, at each Board meeting, receives reports from each Committee as to risk oversight within their areas of responsibility. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:

•
The Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting, as well as the Company’s compliance with legal and regulatory requirements.

•	The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements.

•	The Corporate Governance and Nominating Committee oversees risks associated with sustainability.

•	The Finance Committee oversees risks associated with foreign exchange, insurance, credit and debt.
The Company has appointed the Chief Financial Officer as its Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in the Company’s risk management and mitigation strategies or in the Board’s oversight of these.
Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Director Compensation and Stock Ownership
It is the policy of the Board that directors’ fees be the sole compensation received from the Company by any non-employee director. The Company has a share ownership requirement of 10,000 ordinary shares for all non-employee directors. Directors are required to spend at least $50,000 annually to purchase ordinary shares until they reach the 10,000 share ownership level.
Board Size and Composition
The Board consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards and the Company’s Guidelines for Determining Independence of Directors. Committee memberships and chairs are rotated periodically.
Board Diversity
The Company’s policy on Board diversity relates to the selection of nominees for the Board. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. The Board has two female directors, one African-American director, one Hispanic director and directors representing three nationalities out of a total of 11 directors.

Board Advisors
The Board and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.
Executive Sessions
The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.
Board Evaluation
The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.
Director Orientation and Education
The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.
Director Nomination Process
The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
Director Independence
The Board has determined that all of our current directors, except M.W. Lamach, who is an employee of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. The Board previously determined that Mr. Orin R. Smith, who retired from the Board in June 2011, was an independent director. In determining the independence of directors, the Board evaluated transactions between the Company and entities with which directors were affiliated that occurred in the ordinary course of business and that were provided on the same terms and conditions available to other customers. A copy of Exhibit I to our Corporate Governance Guidelines is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Communications with Directors
Shareholders and other interested parties wishing to communicate with the Board, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).
Code of Conduct
The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available on our website located at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

Anti-Hedging Policy and Other Restrictions
The Company prohibits its directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of Company securities and (ii) engaging in any form of short-term speculative trading in Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Senior Vice President and General Counsel provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.
Committees of the Board
Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
Peter C. Godsoe
Edward E. Hagenlocker
Theodore E. Martin
Key Functions:

•
Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.

•	Review the Company’s processes to assure compliance with all applicable laws, regulations and corporate policy.

•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.
The Board of Directors has determined that each member of the Audit Committee is “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines and has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.
A copy of the charter of the Audit Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Compensation Committee

Members:	Tony L. White (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner
Key Functions:

•	Establish executive compensation policies.

•
Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Approve compensation of officers and key employees.

•	Administer the Company’s equity compensation plans.

•	Review and recommend changes in principal employee benefit programs.

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors,” respectively.
The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines. In addition, the Board has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.
A copy of the charter of the Compensation Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Corporate Governance and Nominating Committee

Members:	Gary D. Forsee (Chair)
John Bruton
Jared L. Cohon
Constance J. Horner
Tony L. White
Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping the corporate governance of the Company.

•	Oversee the Company’s sustainability efforts.
The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines.
A copy of the charter of the Corporate Governance and Nominating Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Finance Committee

Members:	Peter C. Godsoe (Chair)
Ann C. Berzin
Edward E. Hagenlocker
Theodore E. Martin
Richard J. Swift
Key Functions:

•	Review proposed borrowings and issuances of securities.

•	Recommend to the Board the dividends to be paid on our ordinary shares.

•	Review cash management policies.

•	Review periodic reports of the investment performance of the Company’s employee benefit plans.
The Board of Directors has determined that each member of the Finance Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines.
A copy of the charter of the Finance Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Board, Committee and Annual Meeting Attendance
The Board and its committees held the following number of meetings during the fiscal year ended December 31, 2011:

Board	6
Audit Committee	10
Compensation Committee	8
Corporate Governance and Nominating Committee	6
Finance Committee	6
Each incumbent director attended 95% or more of the total number of meetings of the Board and the committees on which he or she served during the year. The Company’s non-employee directors held six independent director meetings without management present during the fiscal year 2011. It is the Board’s general practice to hold independent director meetings in connection with regularly scheduled Board meetings.
The Company expects all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent annual general meeting of shareholders, which was held on June 2, 2011, other than Mr. Forsee who was unable to attend due to a family matter.
Compensation of Directors
Director Compensation
Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. The Corporate Governance and Nominating Committee periodically reviews the compensation level of our non-employee directors in consultation with the Committee’s independent compensation consultant and makes recommendations to the Board of Directors. Employee directors do not receive any additional compensation for serving as a director.
Our director compensation program for non-employee directors consists of the following elements:

Compensation Element	Compensation Value
Annual Cash Retainer	$240,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$15,000
Corporate Governance and Nominating Committee Chair and Finance Committee Chair Cash Retainer	$10,000
Audit Committee Member Cash Retainer (other than Chair)	$7,500
Lead Director Cash Retainer	$50,000
Additional Meetings or Unscheduled Planning Session Fees *	$2,500 (per meeting or session)

*	The Board and each Committee, other than Audit, has 6 regularly scheduled meetings each year. The Audit Committee has 9 regularly scheduled meetings each year.
In addition, non-employee directors are eligible to receive a tax equalization payment if the Irish income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director would be subject to double taxation since they are already paying taxes on their director income in their country of residence. We believe these tax equalization payments are appropriate to ensure our ability to continue to attract highly qualified persons who do not reside in Ireland. In 2011, only three of the non-employee directors received a tax equalization payment for the year 2010.
Share Ownership Requirement
To align the interests of directors with shareholders, the Board has adopted a requirement that each director invest $50,000 annually to acquire Company shares until they own 10,000 shares. In setting the share ownership requirement, the Board considered the input of the independent compensation consultant, the Company’s current stock price and the period of time it would take a director to reach the required ownership level based on a $50,000 per year investment.

2011 Director Compensation
The compensation paid or credited to our non-employee directors for the year ended December 31, 2011, is summarized in the table below:

Name	Fees earned or paid in cash ($)(a)	All Other Compensation ($)(b)	Total ($)
A. C. Berzin	247,500	84,390	331,890
J. Bruton	245,000	—	245,000
J. L. Cohon	242,500	—	242,500
G. D. Forsee	255,000	—	255,000
P. C. Godsoe	257,500	—	257,500
E. E. Hagenlocker	245,000	—	245,000
C. J. Horner	245,000	15,946	260,946
T. E. Martin	247,500	—	247,500
O. R. Smith (c)	132,500	5,575	138,075
R. J. Swift	322,500	—	322,500
T. L. White	252,500	—	252,500
____________________

(a)
The amounts in this column represent the following annual cash retainer, the Committee Chair retainers, the Audit Committee member retainer, the Lead Director retainer, and the Board, Committee and other meeting or session fees:

Name	Cash Retainer ($)	Committee Chair Retainer ($)	Audit Committee Member Retainer ($)	Lead Director Retainer Fees ($)	Board, Committee and Other Meeting or Session Fees ($)
A. C. Berzin	240,000	—	5,000	—	2,500
J. Bruton	240,000	—	—	—	5,000
J. L. Cohon	240,000	—	—	—	2,500
G. D. Forsee	240,000	10,000	—	—	5,000
P. C. Godsoe	240,000	10,000	5,000	—	2,500
E. E. Hagenlocker	240,000	—	5,000	—	—
C. J. Horner	240,000	—	—	—	5,000
T. E. Martin	240,000	—	5,000	—	2,500
O. R. Smith	120,000	7,500	—	—	5,000
R. J. Swift	240,000	30,000	—	50,000	2,500
T. L. White	240,000	7,500	—	—	5,000

(b)	All Other Compensation represents tax equalization payments for Ms. Berzin, Ms. Horner and Mr. Smith.

(c)	Mr. Smith retired from the Board on June 2, 2011.

For each non-employee director at December 31, 2011, the following table reflects unexercised stock options, all of which are vested:

Name	Number of stock options
A. C. Berzin	9,000
J. Bruton	—
J. L. Cohon	52,992
G. D. Forsee	—
P. C. Godsoe	—
E. E. Hagenlocker	29,420
C. J. Horner	—
T. E. Martin	—
O. R. Smith	9,000
R. J. Swift	—
T. L. White	9,000

COMPENSATION DISCUSSION AND ANALYSIS
The compensation discussion and analysis set forth below provides an overview of our compensation programs, including the philosophy and objectives of our programs, as well as a discussion of how awards are determined for our named executive officers (“NEOs”). The NEOs for the 2011 performance period are (i) our Chairman, President and Chief Executive Officer (“CEO”), Mr. Michael W. Lamach; (ii) our Senior Vice President and Chief Financial Officer (“CFO”), Mr. Steven R. Shawley; (iii) our Senior Vice President and President, Climate Solutions sector, Mr. Didier P. M. Teirlinck; (iv) our Senior Vice President and President, Industrial Technologies sector, Mr. Robert Gs. Zafari; (v) our Senior Vice President and General Counsel, Mr. Robert L. Katz; and (vi) our former Senior Vice President and President, Residential Solutions sector, Mr. Steven B. Hochhauser, who separated from service on September 1, 2011.
This discussion and analysis is divided into the following sections:

I.	Executive Summary
II.	Compensation Philosophy and Design Principles
III.	Factors Considered in the Determination of Target Total Direct Compensation
IV.	Role of the Compensation Committee, Independent Advisor and Committee Actions
V.	Compensation Program Descriptions
VI.	2011 Compensation Decisions (Actual Awards)
VII.	Other Compensation and Tax Matters
I.     Executive Summary
The Compensation Committee annually reviews the philosophy, objectives and elements of our executive compensation programs in relation to both our short and long-term business objectives. Based on this review and the significant support our executive compensation program received from shareholders at the 2011 Annual General Meeting, the Compensation Committee elected to preserve the major elements of our total direct compensation program. Our total direct compensation includes base salary, an annual incentive opportunity (the Annual Incentive Matrix or “AIM”) and annual equity awards that include stock options, RSUs, and PSUs under our Performance Share Program (“PSP”), with more weight put on the variable components. Each of these elements is targeted around the 50th percentile of our peer companies; however, based on individual and/or Company performance, potential and other factors, actual compensation realized may be higher or lower than the 50th percentile.
While the primary components of our total direct compensation remain unchanged, the Compensation Committee made the following changes in 2011:

1.
Based on input received from shareholders and advisors and to strengthen the alignment with our goal to be a top quartile performer relative to our peers and to drive more profitable Revenue growth, we changed the metrics associated with AIM from Revenue, Earnings per Share (“EPS”), and Cash Flow (“Cash Flow”) to Operating Income (“OI”) margin percent and Revenue growth. Once OI margin percent/Revenue growth results are determined, then the results are modified up or down based on Cash Flow as a percentage of net profit after tax (the “Cash Flow Modifier”);

2.
Based on input received from shareholders and advisors and to better align the long-term incentives of our NEOs with both our internal business goals and the interests of our shareholders, we changed the PSP design beginning with the 2012 – 2014 performance cycle by adding a second financial metric, relative Total Shareholder Return (“TSR”), which is weighted equally with relative EPS growth. In addition, the payout level for the 25th percentile or threshold performance was lowered from earning 50% of target shares to 25% of target shares; and

3.
To increase travel options and to manage costs, we modified the policy related to the CEO’s personal use of Company-provided aircraft by permitting commercial flights if the security risk is deemed minimal.

2011 Company Performance:
As referenced above, the financial metrics incorporated into the 2011 AIM program were revised to increase our executives’ focus to drive more profitable Revenue growth. Specifically, our goals in 2011 included:

1.	Increasing annual Revenues by 7.0% to 8.0% over the prior year;

2.	Improving OI margins by 2 percentage points over the prior year; and

3.	Ensuring available Cash Flow was equal to or higher than after-tax income.
Based on actual performance, the payout for the enterprise was 92.3% of target, and was at various levels above and below 92.3% for each of the four business sectors (for additional details, refer to 2011 Compensation Decisions (Actual Awards)). Overall, we feel the program better aligned management with the Company’s most critical goals and objectives and therefore the new AIM design will be continued in 2012.

The 2009 - 2011 PSP performance period concluded at the end of 2011. A PSP payout is made if the Company’s EPS growth performance, relative to all of the companies in the S&P 500 Industrials Index, achieves at least the 25th percentile over the three year performance period, with increasingly higher payouts for performance between the 26th and 75th percentiles. EPS growth is measured by the increase or decrease in EPS for 2011 compared to the EPS for 2008. For the 2009 - 2011 performance period, the Company achieved an adjusted EPS from continuing operations of $2.68 in 2011 as compared to an adjusted EPS from continuing operations of $3.18 in 2008 as shown in the chart below. On a relative basis, this represents an EPS growth rate of -15.72% (16th percentile) as compared to an EPS growth rate of -2.88% (25th percentile), 12.04% (45th percentile), 17.04% (55th percentile) and 33.21% (75th percentile) of the companies in the S&P 500 Industrials Index. As a result of this level of performance, the payout was zero. For additional information related to the PSP, refer to Long-Term Incentive Programs under our Compensation Program Descriptions section.

*	Excludes the impact of impairment charges recognized in 2008 and 2011, healthcare reform tax charge in 2010 and Hussmann operating results for 2008 - 2011.
Consistent with our pay for performance philosophy, we will continue to place significant emphasis on our variable compensation components (AIM, PSP, stock options and RSUs) when structuring the compensation arrangements for our NEOs. As reflected above and illustrated below, a substantial portion of each of our NEOs’ total direct compensation is contingent on the successful performance of the Company. In addition, we believe the actions taken in 2011 to improve the design of our executive compensation programs are in the best interest of the Company and shareholders.

II. Compensation Philosophy and Design Principles
The objective of our executive compensation programs is to enable us to attract, retain and focus the talents and energies of executives who are capable of meeting the current and future goals of the Company, most notably, the creation of sustainable shareholder value. Our compensation programs and decisions are driven by these objectives. As we operate in an ever-changing environment that is impacted by economic, technological, regulatory and competitive factors, our Compensation Committee considers these and other factors in its process of determining the type of compensation and benefit programs to offer, as well as setting specific performance targets for incentive awards.
The design principles that govern our executive compensation programs are:

1.	General program competitiveness
Total direct compensation opportunities must serve to attract and retain top performing executives. All of our executive compensation program targets are established using relevant market data to ensure their competitiveness. In aggregate, we structure our target total direct compensation (which is a combination of base salary, AIM and equity awards) at the 50th percentile of the markets in which we compete for talent. However, each NEO’s target total direct compensation may be above or below the 50th percentile based on his or her experience and proficiency in performing the duties of their position.

2.	Pay for performance
A sizable percentage of each of our NEO’s total direct compensation opportunity is contingent on, and variable with, performance. Performance is measured against and contingent on:

(a)	Multiple metrics of actual annual business unit and/or Company financial performance against pre-established objectives (through our AIM program);

(b)	The Company’s EPS growth (and beginning in 2012, TSR) over a multi-year period relative to companies in the S&P 500 Industrials Index (through our PSP program);

(c)	Stock price appreciation (through equity compensation programs), including stock options, RSUs and PSUs awarded under our long-term incentive program; and

(d)
Each NEO’s demonstrated ability to achieve Company financial objectives, develop and carry out strategic initiatives, contribute to both the growth and operational excellence of the Company and lead in a way that is consistent with our 2011 core competencies: business acumen, change acceleration, collaboration, customer focus, driving for results, innovation and talent stewardship as well as upholding the Company values and adhering to our Code of Conduct. These core competencies were revised for 2012.

Total direct compensation can exceed the target award level if performance exceeds the target. Conversely, if performance falls short of the target, total direct compensation can be below the target award level.

3.	Appropriate mix of short and long-term incentives
We believe that an appropriate mix between short and long-term incentives is important to encourage our NEOs to engage in strategies and make decisions that balance the need to meet our Annual Operating Plan (“AOP”) with the longer-term interests of the Company and its shareholders. The mix is based on a review of competitive practices as well as our internal compensation philosophy and business strategies.

4.	Internal parity
Each of our NEO’s total direct compensation opportunity is proportionate with the responsibility, scope and complexity of that individual’s role within the Company. Thus, similar jobs are assigned similar compensation opportunities.

5.	Shareholder alignment
We have designed our executive compensation programs to align the interests of our NEOs with the interests of our shareholders by rewarding the achievement of revenue, earnings, cash flow and other financial targets, as well as operational excellence and sustained individual performance. The value of the variable compensation components (i.e., AIM plus equity-based awards) is directly linked to our financial performance and to the value created for our shareholders. Thus, we believe the variable pay programs provide a strong incentive to create shareholder value, and establish clear alignment of the interests of our shareholders and of our NEOs.

6.	Alignment with various business strategies
Our executive compensation programs are structured to be flexible in recognizing that individuals within sectors and business units must focus on specific financial measures to meet the short and long-term plans of the business unit for which they are accountable. This principle, in conjunction with the design principles described above, directly influences the target award levels for sector and business unit leaders. Thus, it is not only possible but also desirable for certain sector or business unit leaders to earn substantial awards in years when their sector or business unit outperforms the Company as a whole. Conversely, if a sector or business unit fails to meet its performance goals, that sector or business unit’s leader may earn a lesser award in that year than his or her peers in a business unit or sector that met or exceeded its goals.

III. Factors Considered in the Determination of Target Total Direct Compensation
Our Compensation Committee reviews and evaluates the executive compensation levels and practices against those of similar companies with which we compete for executive talent. These reviews are conducted throughout the year using a variety of methods such as: (i) the direct analysis of the proxy statements of other diversified industrial companies (see peer group below), (ii) a review of survey data of companies of similar size in a range of relevant industries published by several independent consulting firms, (iii) a review of customized compensation surveys conducted by independent consulting firms, and (iv) feedback received from external constituencies. The Compensation Committee does not rely on a single source of information when making executive compensation decisions. Several of the companies included in these compensation surveys are the same as those comprising the Standard & Poor’s 500 Industrials Index referred to in our Annual Report on Form 10-K under the caption “Performance Graph.”
We annually provide shareholders with the opportunity to cast an advisory vote on executive compensation (a “say on pay proposal”). At our annual general meeting of shareholders held in June 2011, shareholders approved our say on pay proposal by a substantial majority (89%). The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of our say on pay votes when making future compensation decisions for our NEOs.
We periodically evaluate and change the makeup of our peer group. Our peer group was last changed in 2008 when we acquired Trane and was based on an analysis provided by a compensation consulting firm, which had been engaged to perform this review. Because our diverse lines of business make it difficult to identify completely similar companies, our peer group was developed based on global diversified industrial companies most of which have both product and service offerings and which compete with us for the acquisition and retention of executive talent. Our Compensation Committee continues to review the appropriateness of our peer group and makes changes if our size or lines of business change, or if the companies within our peer group change their businesses or operations. Another review is planned for 2012.

Company
3M
Cummins, Inc.
Danaher Corp
Dupont
Eaton Corp
Emerson Electric
Honeywell International
Illinois Tool Works
ITT Industries Inc.
Johnson Controls Inc.
Paccar Inc.
Parker Hannifin Corp
PPG Industries
Raytheon
Textron
Tyco International
United Technologies
In addition, the Compensation Committee annually reviews tally sheets on the NEOs in order to understand fully all elements of current and potential future compensation when making compensation decisions. These tally sheets contain the following items: base salary, current short and long-term incentive award opportunities, and benefits that would be payable under various types of separation from service, such as in the context of a change in control, termination without cause or retirement.
IV. Role of the Compensation Committee, Independent Advisor and Committee Actions
Our Compensation Committee, which is composed solely of independent directors, oversees our compensation plans and policies, administers our equity-based programs and reviews and approves all forms of compensation (including equity-based compensation) relating to our officers, including the NEOs.
The Compensation Committee exclusively decides which compensation elements and the amounts to be awarded to our CEO. Our CEO does not make any recommendations regarding his own compensation and is not informed of these awards until the decisions have been finalized. Our CEO makes compensation recommendations regarding our other NEOs. The Compensation Committee considers these recommendations when approving the compensation elements and amounts to be awarded to our other NEOs.

In addition, our Compensation Committee is responsible for reviewing our employee benefit plans and making recommendations to our Board of Directors for significant amendments or termination of our executive incentive compensation plans, as well as our broad-based pension and welfare plans. The Compensation Committee’s duties are described in the Charter of the Compensation Committee, which is available on our website at www.ingersollrand.com.
Our Compensation Committee has the authority to retain an independent advisor for the purpose of reviewing and providing guidance related to our executive compensation and benefit programs. Compensation Strategies, Inc. served as the independent advisor to the Compensation Committee for the majority of 2011. In December 2011, the Compensation Committee engaged Hay Group, Inc. to serve as its independent advisor. Neither of these firms performed any other services for the Company.
In addition to the actions taken in 2011, which are described in our Executive Summary, our Compensation Committee has adopted a number of best practices over the past few years, including:

•	Adoption of a claw-back/recoupment policy. Our current policy will be revised, if necessary, to comply with the requirements of the Dodd-Frank Act when the final regulations are issued;

•
Amending our 2007 Stock Incentive Plan to replace full payout at target of outstanding PSP awards in the event of a Change in Control of the Company with prorated PSP payout at target based on the point in the performance period when the Change in Control occurs;

•	Closing the Elected Officer Supplemental Program (“EOSP”) to future participants after April 30, 2011;

•	Substantial modification of disclosure in this CD&A to provide greater context and clarity as to how incentive plans work and why they were designed as described;

•
Introduction of tally sheets to provide our Compensation Committee with a clearer picture of the total compensation of the NEOs in the event of different termination scenarios, including a change in control; and

•	Elimination of the tax gross-up for the CEO’s personal use of Company-provided aircraft and the introduction of a dollar limit on personal use.
V. Compensation Program Descriptions
The following table is meant to be a helpful summary of the elements, objectives, risk mitigation factors and other key features of our total direct compensation program.

Element	Objective of Element including Risk Mitigation Factors	Key Features Relative to NEOs
Base Salary	To provide a sufficient and stable source of cash compensation and to avoid excessive risk-taking, it is important that at least some cash compensation is not variable.
Targeted, on average, at the 50th percentile of our peer group.

Adjustments are determined by the Compensation Committee based on an evaluation of the NEO’s proficiency in fulfilling his or her responsibilities, as well as performance against key objectives and behaviors.

On average, only 19% of the NEOs’ total direct compensation is comprised of base salary.

Element	Objective of Element including Risk Mitigation Factors	Key Features Relative to NEOs
Annual Incentive Matrix Program
To serve as an annual cash award based on the achievement of pre-established performance objectives.

Structured to take into consideration the unique needs of the various businesses.

Amount of compensation earned is subject to a maximum payout of 200% and is also subject to a claw-back in the event of a financial restatement.

Each NEO has an AIM target expressed as a percentage of base salary. Targets are set based on the compensation levels of similar jobs in comparable companies, as well as on the NEO’s experience and proficiency level in performing the duties of the role.

Actual AIM award payouts are dependent on business and/or enterprise financial performance and individual performance. The financial metrics used to determine the awards for 2011 were OI margin percent and Revenue growth, modified up or down based on the Cash Flow Modifier.

On average, 20% of the NEOs’ total direct compensation is comprised of AIM.

Performance Share Program
To serve as an equity award based on the achievement of pre-established performance objectives relative to companies in the S&P 500 Industrials Index.

To promote long-term strategic planning and discourage an overemphasis on attaining short-term goals.

Amount earned is subject to a maximum payout of 200% and is also subject to a claw-back in the event of a financial restatement.

Earned over a 3-year performance period.

Award is based on our EPS growth (from continuing operations) relative to the companies in the S&P 500 Industrials Index for awards granted through 2011. Beginning in 2012, awards will be based on relative TSR, as well as relative EPS growth compared to companies within the S&P 500 Industrials Index (with equal weight given to each metric).

Actual value of the PSP shares earned depends on our share price at the time of payment.

On average, 30% of the NEOs’ total direct compensation is comprised of PSP.

Stock Options/Restricted Stock Units	Aligns the interests of the NEOs and shareholders. Awards provide a balanced approach between risk and retention. Awards are subject to a claw-back in the event of a financial restatement.
Stock options and RSUs are granted annually, with stock options having an exercise price equal to the fair market value of ordinary shares on the date of grant.

Both stock options and RSUs typically vest ratably over three years, one third per year.

Stock options expire on the 10th anniversary (less one day) of the grant date (unless employment terminates sooner).

On average, 31% of the NEOs’ total direct compensation is comprised of a mix of stock options and RSUs.

Base Salary
Our Compensation Committee generally targets base salaries for the NEOs around the median for executives in our peer group with similar roles and responsibilities. However, the Committee will also consider the individual’s experience, proficiency, performance and potential to impact future business results, as well as behavior against competencies and key corporate values when making base salary decisions.
Effective April 1, 2012, the Company increased the base salaries of Messrs. Katz and Zafari to $460,000 and $475,000, respectively. The Company previously disclosed the 2012 base salaries of the other NEOs on Form 8-K on March 1, 2012.
Annual Incentive Matrix Program
Our AIM program is an annual cash incentive program that provides awards for the achievement of pre-established annual financial and individual performance objectives. The financial performance objectives are derived from our AOP, and are presented to, and approved by, the Compensation Committee. The target awards are expressed as a percentage of base salary. Payouts under AIM are a product of an individual performance score and a financial performance score, both of which are based on achievement versus pre-established targets.
Individual performance: Individual objectives are established annually and include strategic initiatives with both financial and non-financial metrics. The non-financial metrics each NEO is evaluated upon include the Company’s key values and upholding our Code of Conduct. At the end of the fiscal year the CEO evaluates each NEO’s performance against the pre-established individual objectives and submits a recommendation to the Compensation Committee. The Compensation Committee evaluates the CEO’s performance against his pre-established individual objectives. Based on its evaluation of the CEO and the CEO’s recommendation for other NEOs, the Compensation Committee determines the individual performance score for each NEO, which can range from 0% to 150%.
Financial performance: As illustrated below, the AIM financial objectives for 2011 were based on OI margin percent and Revenue growth with the results modified up or down based on the Cash Flow Modifier.
The CEO, CFO and General Counsel were measured on the basis of the enterprise financial metrics. The Sector Presidents were measured based on a combination of enterprise financial objectives (50% weighting) and sector financial objectives (50% weighting) which included a Sector based Revenue/OI margin percent matrix. We believe this weighting focuses Sector Presidents on achieving the pre-established objectives for their sector as well as aligning their interests with enterprise goals to help maximize shareholder value.
Revenue/OI margin percent matrix performance equal to 2010 results provided a 30% (or threshold) payout, performance equal to plan provided a 100% (or target) payout, and performance well above plan provided a 200% (maximum) payout. The resulting Revenue/OI margin percent matrix score is then multiplied by the Cash Flow Modifier to determine the overall payout for the plan year.

Based on this design and the actual results achieved versus plan, the overall AIM payout as a percentage of target for the enterprise was 92.3% (performance against Sector financial goals for the NEOs who were Sector leaders is described under our 2011 Compensation Decisions section):

Metric	Plan	Actual
Revenue Growth (% above 2010)	8.2%	8.2%
Operating Income as a % of Revenue	11.3%	10.6%
Available Cash Flow as a % of Operating Income	100%	109.5%
Determination of Payout: The actual AIM payout is determined by multiplying the NEO’s target award by the financial performance score and multiplying that result by the individual performance score. AIM payouts are capped at 200% of the target award. If the overall score results in an AIM reward score of less than 30%, no award is paid. In that event, the CEO and the Compensation Committee may establish a discretionary pool (equal to 30% of the target payout levels) for top performers and/or other deserving employees in an amount determined to be appropriate based on their performance against objectives.
Long-Term Incentive Program
Our long-term incentive program is comprised of PSUs, stock options and RSUs. It is designed to align the executives’ interests with the interests of our shareholders. This approach enables us to develop and implement long-term strategies that we believe are in the best interest of shareholders.
Performance Share Program: Our PSP is an equity-based incentive compensation program that provides our NEOs with an opportunity to earn PSUs based on our relative EPS growth (from continuing operations) as compared to the companies within the S&P 500 Industrials Index over a 3-year performance period. The actual number of PSUs earned (which can range from 0% to 200% of target) is based on the following criteria over the three year performance period:

Ingersoll Rand’s EPS Growth Relative to the Companies within the S&P 500 Industrials Index	% of Target PSUs Earned
0 – 24.9th Percentile	—%
25th – 44.9th Percentile	50 – 75%*
45th – 54.9th Percentile	100%
55th – 74.9th Percentile	125 – 199%*
≥ 75th Percentile	200%
____________ *Results are interpolated between percentiles achieved.
The NEOs’ PSP target awards are set by assessing competitive market values for executives in our peer group with similar roles and responsibilities and are expressed as a dollar amount. The dollar target is converted to share equivalents (PSUs) based on the fair market value of the Company’s shares on the date that the award is granted. Our Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSP award amounts, either as a percentage or a dollar amount, or not to grant any award regardless of actual performance against pre-established goals.
In 2012, the Compensation Committee determined that, for outstanding PSP awards, EPS will be calculated in accordance with U.S. GAAP, subject to adjustments for extraordinary, unusual or infrequent items; the impact of any change in accounting principles; goodwill and other intangible asset impairments; and gains or charges associated with discontinued operations or with the obtaining or losing control of a business. As a result of the Compensation Committee’s action, expense for outstanding PSP awards will now be recorded using fixed accounting. This allows us to record a more stable expense over the remaining life of the outstanding PSP awards based on our stock price on the date of the Compensation Committee action. Under the variable accounting method that we had previously used, the expense for the PSP program was adjusted each quarter based on changes in the fair market value of our ordinary shares. Moving to fixed accounting may cause those outstanding PSP awards to no longer be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  However, the Compensation Committee believes that any loss of a tax deduction for outstanding PSP awards with respect to certain NEOs is outweighed by the projected savings in our accounting expense for those awards.
Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents are not earned until the PSUs vest, and are payable in cash at the time of distribution unless the PSUs were deferred into our EDCP II, in which case the dividends are also deferred.

Based on the plan parameters as described above, shown below are the 2012 target PSU awards for each active NEO*:

Name	Target 2012-14 PSU award ($)	Target 2012-14 PSU shares (#)
M. W. Lamach	3,600,000	88,453
S. R. Shawley	1,000,000	24,571
R. L. Katz	400,000	9,829
D. P. M. Teirlinck	675,000	16,585
R. Gs. Zafari	500,000	12,286
______________________

*	Mr. Hochhauser did not receive any long-term incentive awards for 2012.
Stock Options/Restricted Stock Units: In 2011, we granted our CEO stock options and granted our other NEOs an equal mix of stock options and RSUs. Based on advice from the Compensation Committee’s independent advisor, Hay Group, and consistent with current market practice, the 2012 grant for our CEO mirrored that of the other NEOs, with an equal mix between stock options and RSUs. Our Compensation Committee believes that the current mix of stock options and RSUs generally provides an effective balance between risk and retention for our NEOs and conserves share usage under our Incentive Stock Plan of 2007. Stock options are considered at risk since there is no value unless there is an appreciation in stock price during the term of the option period. RSUs, on the other hand, provide strong retentive value because they have value even if our share price does not grow during the restricted period. Our Compensation Committee annually reviews our equity mix and grant policies to ensure they are aligned with our pay for performance philosophy, our executive compensation objectives and the interests of our shareholders.
Stock option and RSU targets are expressed in dollars. In order to determine the target stock option and RSU awards for our NEOs, the Committee considered factors such as market competitiveness with our peer group, demonstrated potential to drive future business results and sustained individual performance.
Both stock options and RSUs vest ratably, one third per year, over a three year period following the grant. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs also vest ratably and are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash. The program rewards participants for the creation of long-term shareholder value through the rising market value of our ordinary shares resulting from our sustained long-term efforts.
For the 2012 grants, the number of stock options was determined based on the Black-Scholes ratio on December 31, 2011 and the fair market value of our ordinary shares on the date of the grant. The number of RSUs was determined using the fair market value of our ordinary shares on the date of grant.
Based on the plan parameters as described above, shown below are the 2012 stock option and RSU awards for each active NEO*:

Name	Stock Option Awards		RSU Award
	Stock Option Value ($)	Shares Underlying Stock Option (#)	RSU Award Value ($)	RSU Shares (#)
M. W. Lamach	1,800,000	124,053	1,800,000	44,227
S. R. Shawley	500,000	34,459	500,000	12,286
R. L. Katz	200,000	13,784	200,000	4,915
D. P. M. Teirlinck	337,500	23,260	337,500	8,293
R. Gs. Zafari	250,000	17,230	250,000	6,143
______________________

*	Mr. Hochhauser did not receive any long-term incentive awards for 2012.
VI. 2011 Compensation Decisions (Actual Awards)
We make all decisions relating to our compensation program design and awards in the context of our design principles and overall compensation objectives described above, as well as current best practices.
The table below reflects the base salary adjustments for the NEOs for the 2011 performance period. When determining base salary adjustments, each NEO is evaluated on individual performance and behaviors, and based on the outcome of the evaluation, is assigned one of five ratings. The ratings, which range from “meets some” to “substantially exceeds expectations,” each have a percent range that determines the actual merit increase. In addition to merit increases, in cases when the salary is below market (as in the case of Mr. Lamach), a market adjustment may also be applied.

Name	2010	2011	% Increase
M. W. Lamach	$1,000,000	$1,100,000	10
S. R. Shawley	$575,000	$600,000	4.3
R. L. Katz	$425,000	$425,000	No change*
D. P. M. Teirlinck	$550,000	$565,000	2.7
R. Gs. Zafari	$440,000	$455,000	3.4
S. B. Hochhauser	$540,000	$555,000	2.8
____________ *Hired on November 1, 2010.
The tables below show the pre-established financial performance targets for the 2011 AIM program compared to actual reported performance. The pre-established financial targets and actual reported financial results are shown for both the enterprise and three of our sectors, since three of our NEOs (Messrs. Teirlinck, Zafari and Hochhauser) have their AIM objectives aligned with both enterprise and sector performance (weighted 50% enterprise and 50% sector). Detail on the weighting between enterprise and sector financials for these three NEOs is shown below, following the table outlining the actual AIM awards.

Enterprise	Pre-Established Financial Performance Targets	Financial Results
Revenue	$ 14.030 Billion	$ 14.022 Billion
Operating Margin	11.3%	10.6%
Available Cash Flow Multiplier	100%	109.5%
Overall Corporate Financial Score		92.3%
Climate Solutions (Teirlinck)	Pre-Established Financial Performance Targets	Financial Results
Sector Revenue	$ 8.136 Billion	$ 8.244 Billion
Sector Operating Margin	10.1%	10.1%
Operating Cash Flow Multiplier	100%	106.2%
Overall Climate Solutions Financial Score		123.11%
Industrial Technologies (Zafari)	Pre-Established Financial Performance Targets	Financial Results
Sector Revenue	$ 2.633 Billion	$ 2.853 Billion
Sector Operating Margin	14.5%	14.6%
Operating Cash Flow Multiplier	100%	95.5%
Overall Industrial Technologies Financial Score		137.52%
Residential Solutions (Hochhauser)	Pre-Established Financial Performance Targets	Financial Results
Sector Revenue	$ 2.297 Billion	$ 2.013 Billion
Sector Operating Margin	10.7%	3.1%
Operating Cash Flow Multiplier	100%	153.5%
Overall Residential Solutions Financial Score		—%
In determining the achievement of the 2011 AIM financial goals for the enterprise, the Committee approved the exclusion of the results of the Hussmann refrigerated display case business (“Hussmann”) from Revenue and OI margin percent, consistent with the Company’s decision to divest such operations in early 2011. The Committee also approved inclusion of the Cash Flow generated by Hussmann in the fourth quarter in the available Cash Flow calculation in order to reflect the benefits of the Company’s efforts in operating Hussmann during 2011. Hussmann generates a significant part of its Cash Flow in the fourth quarter while a majority of its income is generated in the first, second and third quarters. Without this adjustment, the available Cash Flow numerator would be misaligned with the net profit after tax denominator and the NEOs would not be rewarded for their efforts while the Company owned Hussmann. The Committee also approved adjustments to net profit after tax to include other income and expense, non-controlling interest and effective tax rate at the AOP values. This adjustment is intended to eliminate short term disincentives that result from actions that have favorable profit and loss impact but do not have a corresponding Cash Flow benefit.

While the Company fell short of its Revenue growth and OI margin percent goals, Cash Flow objectives were exceeded in 2011. We believe that the use of these financial metrics effectively focused executives on the right business drivers and, therefore, these metrics will be used again in 2012.
In determining the individual factor for the CEO’s 2011 AIM award, the Committee concluded that Mr. Lamach performed well against his goals for 2011, which included not only the Company goals as outlined in the Executive Summary, but also deploying core information systems as set forth in pre-established milestones, progressing on innovation and sustainability, driving continuous improvement in compliance through leadership accountability and engagement, and advancing a progressive, diverse and inclusive culture. All the other NEOs were also evaluated based on their pre-established individual goals. Each NEO received an individual performance score of 100%, other than Mr. Zafari who received a score of 110%.
The Compensation Committee approved the following AIM awards for all NEOs based on achieving both the financial and individual goals that were established for them prior to the beginning of the performance period:

Name	AIM Target	AIM Payout Percent for 2011	AIM Award for 2011
M. W. Lamach	150% of $1,100,000	92.3%	$1,522,950
S. R. Shawley	100% of $600,000	92.3%	$553,800
R. L. Katz	75% of $425,000	92.3%	$294,206
D. P. M. Teirlinck	90% of $565,000	107.7%	$547,705	(1)
R. Gs. Zafari	80% of $455,000	126.4%	$460,100	(2)
S. B. Hochhauser	90% of $555,000	30.7%	$153,468	(3)
______________________

1.
Mr. Teirlinck’s financial score is 50% weighted on Climate Solutions metrics with an AIM payout factor of 123.11% and 50% weighted on an enterprise-wide AIM payout factor of 92.3% for an overall financial AIM performance score of 107.7%.

2.
Mr. Zafari’s financial score is 50% weighted on Industrial Solutions metrics with an AIM payout factor of 137.52% and 50% weighted on an enterprise-wide AIM payout factor of 92.3% for an overall financial AIM performance score of 114.9%.

3.
Mr. Hochhauser’s AIM award was pro-rated based on the number of days he worked in the performance period. The financial score is 50% weighted on Residential Solutions metrics with an AIM payout factor of 0% and 50% weighted on an enterprise-wide AIM payout factor of 92.3% for an overall financial AIM performance score of 46.2%.

In 2011, the Compensation Committee approved the following PSU, stock option and RSU awards based on its evaluation of market competitiveness and each NEO’s demonstrated potential to drive future business results and sustained individual performance.

Name	Target 2011-13 PSU award ($)	Stock Option Award ($)	RSU Award ($)
M. W. Lamach	$2,750,022	$3,077,905	N/A
S. R. Shawley	$925,021	$474,521	$462,510
R. L. Katz	$300,009	$153,905	$150,005
D. P. M. Teirlinck	$600,018	$307,795	$300,009
R. Gs. Zafari	$400,028	$205,206	$200,038
S. B. Hochhauser*	$600,018	$338,570	$330,020
______________________ * Mr. Hochhauser forfeited these stock option and RSU awards and the PSU award was pro-rated based on time worked prior to his departure from the Company.
Performance Share Program (PSP)
As described in the Compensation Program Descriptions, the determination of the PSP award to be made in 2012 (for the 2009-2011 performance period) was based on the Company’s adjusted EPS growth (from continuing operations) relative to the S&P 500 Industrials Index group. Based on the results, no awards were earned or distributed to participants from the PSP.
VII. Other Compensation and Tax Matters
Retirement Programs and Other Benefits
We maintain qualified and nonqualified defined benefit pension plans for our employees, including the NEOs, to provide for fixed benefits upon retirement based on the individual’s age and number of years of service. Refer to the Pension Benefits table for additional details on these programs.

We offer a qualified, defined contribution (401(k)) plan called the Ingersoll-Rand Company Employee Savings Plan (the “ESP”) to our salaried and hourly U.S. workforce, including the NEOs. The ESP is a plan that provides a dollar-for-dollar Company match on the first six percent of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is an important component of our retirement program.
We also have a nonqualified, defined contribution plan. The Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Supplemental ESP”) is an unfunded plan that makes up matching contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP consists of notional Company contributions only, which are deemed to be invested in ordinary shares of the Company.
The EDCP Plans enable eligible employees to defer receipt of a part of their annual salary, AIM award and/or PSP award in exchange for investments in ordinary shares or mutual fund investment equivalents. Refer to the Nonqualified Deferred Compensation table for additional details on the EDCP Plans.
We provide an enhanced, long-term disability plan to certain executives. The plan provides for a higher monthly maximum than the standard group plan and a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.
In light of the American Jobs Creation Act of 2004 governing Section 409A of the Internal Revenue Code, “mirror plans” for several of our nonqualified plans, including the Ingersoll-Rand Supplemental Pension Plan (“Supplemental Pension Plan I”) and the EDCP I, were created. The mirror plans are the Ingersoll-Rand Supplemental Pension Plan II (“Supplemental Pension Plan II and, together with the Supplemental Pension Plan I, the “Supplemental Pension Plans”) and the EDCP II. The purpose of these mirror plans is not to provide additional benefits to participants, but merely to preserve the tax treatment of the plans that were in place prior to December 31, 2004. In the case of the Supplemental Plans, the mirror plan benefits are calculated by subtracting the original benefit value to avoid double-counting the benefit. For the EDCP Plans, balances accrued through December 31, 2004 are maintained separately from balances accrued after that date.
We provide our NEOs with other benefits that we believe are consistent with prevailing market practice and those of our peer companies. These other benefits and their incremental cost to the Company are reported in “All Other Compensation” shown in the Summary Compensation Table.
Severance Arrangements
In connection with external recruiting of certain officers, we generally enter into employment arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which is covered by separate agreements with the officers). Messrs. Lamach and Katz have such arrangements, which are described in the Post-Employment Benefits section of this proxy statement. In addition, although we do not have a formal severance policy for our executives, we do have guidelines that in most cases would provide for severance in the event of termination without cause. These guidelines are also described in the Post-Employment Benefits section of the proxy statement.
Change-In-Control Provisions
We have entered into change-in-control agreements with our officers. Payments are subject to a double trigger, meaning that payments would only be received if an officer is terminated without cause or resigns for “good reason” within 2 years following a change in control. We provide change-in-control agreements to our officers to focus them on the best interests of shareholders and assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. Our incentive stock plans provide for the accelerated vesting of outstanding stock awards in the event of a change in control of the Company. Refer to the Post-Employment Benefits section of this proxy statement for a more detailed description of the change-in-control provisions.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code imposes a limit of $1,000,000 on the amount that we may deduct for federal income tax purposes in any one year for compensation paid to our CEO and any of our three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. However, to the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. We intend most of the variable compensation (i.e., AIM, PSP and stock options) paid to NEOs to qualify as performance-based within the meaning of Section 162(m) so as to be tax deductible by us, which benefits our shareholders. In order to qualify as performance based, the compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. Our Compensation Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, although our Compensation Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right, in appropriate circumstances, to pay amounts that are not deductible. In determining variable compensation programs, we consider other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Internal Revenue Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares. However, the forms of variable compensation we utilize are determined primarily by their effectiveness in creating maximum alignment between our key strategic objectives and the interests of our shareholders.

Senior Executive Performance Plan (SEPP)
The SEPP is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under AIM. Under the SEPP, the maximum amount of cash incentive that can be paid to the CEO is 0.6% of Consolidated Operating Income from Continuing Operations (as defined in the SEPP) and the maximum amount of cash incentive that can be paid to any other covered executive is 0.3% of Consolidated Operating Income from Continuing Operations. Our Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIM Program.
Timing of Awards
Our regular annual equity grants are made by our Compensation Committee at a meeting held after the annual earnings release. The timing of this meeting allows management to review the prior year’s performance and assemble all of the necessary information for our Compensation Committee’s consideration. The date is never selected or changed to increase the value of equity awards for executives. In 2011, since the Company’s annual earnings release was on February 9, 2011, the Compensation Committee held a telephonic meeting on February 14, 2011 to approve the annual grant of equity awards, including stock options, RSUs and target PSUs, which were granted and priced on February 14, 2011.
Claw-back / Recoupment Policy
To align further the interests of our employees and our shareholders, we have a claw-back / recoupment policy to ensure that any fraud or intentional misconduct leading to a restatement of our financial statements would be properly addressed. The policy provides that if it is found that an employee committed fraud or engaged in intentional misconduct that resulted, directly or indirectly, in a need to restate our financial statements, then our Compensation Committee has the discretion to direct the Company to recover all or a portion of any cash or equity incentive compensation paid or value realized, and/or to cancel any stock-based awards or AIM award granted to an employee on or after the effective date of the policy. Our Compensation Committee may also request that the Company seek to recover any gains realized on or after the effective date of the policy for equity or cash awards made prior to that date (including AIM, stock options, PSUs and RSUs). Application of the claw-back / recoupment policy is subject to a determination by our Compensation Committee that: (i) the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated; (ii) the cash incentive or equity award would have been less valuable than what was actually awarded or paid based on the application of the correct financial results; and (iii) the employee to whom the policy applied engaged in fraud or intentional misconduct. This policy will be revised if required under the Dodd-Frank Act once the regulations implementing the claw-back policy requirements of that law have been issued.
Share-Ownership Guidelines
We impose share ownership requirements on each of our officers. These share ownership requirements are designed to emphasize share ownership by our officers and to further align their interests with our shareholders. Each officer must achieve and maintain ownership of ordinary shares or ordinary share equivalents at or above a prescribed level. The requirements are as follows:

	Number of Active Participants as of the Record Date	Individual Ownership Requirement (Shares and Equivalents)	Percent of Salary (Based on Stock Price as of the Record Date)
Chief Executive Officer	1	150,000	Approximately 5x multiple of salary
Senior Vice Presidents	9	40,000	Approximately 3x multiple of salary
Corporate Vice Presidents	6	15,000	Approximately 2x multiple of salary
Our share-ownership program requires the accumulation of ordinary shares (or ordinary share equivalents) over a five-year period following the date the person becomes subject to share-ownership requirements at the rate of 20% of the required level each year. Executives who are promoted, and who have their ownership requirement increased, have three years to achieve the new level from the date of promotion. However, given the significant increase in the ownership requirement for an individual who is promoted to CEO, that individual has five years from the date of the promotion to achieve the new level. Ownership credit is given for actual ordinary shares owned, deferred compensation that is invested in ordinary shares within our EDCP Plans, ordinary share equivalents accumulated in our qualified and nonqualified employee savings plans as well as RSUs. Stock options, SARs and unvested PSUs do not count toward meeting the share-ownership target. If executives fall behind their scheduled accumulation level during their applicable accumulation period, or if they fail to maintain their required level of ownership after their applicable accumulation period, their right to exercise stock options will be limited to “buy and hold” transactions until the required ownership level is achieved. As of April 9, 2012, all of our executives subject to the share-ownership guidelines were in compliance with these requirements.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.
Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.
COMPENSATION COMMITTEE
Tony L. White (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner

SUMMARY OF REALIZED COMPENSATION
The table below is a summary of the compensation actually realized by our CEO for 2011, 2010 and 2009. The information shown below is intended to supplement and not be a substitute for the information shown on the Summary Compensation Table. The information required to be shown on the Summary Compensation Table includes elements of compensation that may or may not actually be realized by the NEOs at a future date. We believe this table enhances our shareholders’ understanding of our CEO’s compensation.

Year (1)	Salary ($)	Performance-based Cash Compensation (2)($)	Equity Compensation (3)($)	Other Compensation (4)($)	Total Realized Compensation ($)
2011	1,075,000	1,552,350	2,223,605	310,833	5,161,788
Chairman, President and Chief Executive Officer
2010	972,692	850,927	342,872	197,152	2,363,643
President and Chief Operating Officer; President and Chief Executive Officer; and Chairman, President and Chief Executive Officer
2009 Senior Vice President and Sector President Trane Commercial Systems; and President and Chief Operating Officer	688,542	390,920	227,483	76,279	1,383,224
_____________

(1)
Mr. Lamach received the following promotions during the 2009 to 2011 period: (a) from Senior Vice President and Sector President, Trane Commercial Systems to President and Chief Operating Officer effective on February 4, 2009; and (b) from President and Chief Operating Officer to President and Chief Executive Officer on February 3, 2010 and appointed Chairman of the Board on June 4, 2010.

(2)	Represents the AIM award paid in the applicable year and earned in the immediately previous year.

(3)
Represents amount realized upon the exercise of stock options and the vesting of RSUs and PSUs, before payment of any applicable withholding taxes and brokerage commissions, and includes the value of dividend equivalents paid on such awards.

(4)	Represents the amounts imputed as income under applicable IRS rules and regulations.

EXECUTIVE COMPENSATION
The following table provides summary information concerning compensation paid by the Company or accrued on behalf of our NEOs for services rendered during the years ended December 31, 2011, 2010 and 2009.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non- Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
M. W. Lamach	2011	1,075,000	2,750,022	3,077,905	1,522,950	3,867,063	517,947	12,810,887
Chairman, President and Chief Executive Officer	2010	972,692	2,749,986	2,527,500	1,552,350	2,226,499	349,833	10,378,860
	2009	688,542	2,022,864	658,429	850,927	1,053,076	92,724	5,366,562
S. R. Shawley	2011	593,750	1,387,531	474,521	553,800	2,723,841	110,520	5,843,963
Senior Vice President and Chief Financial Officer	2010	568,750	1,387,503	418,615	624,795	2,298,593	103,681	5,401,937
	2009	550,000	1,721,170	372,094	668,586	923,344	454,738	4,689,932
R. L. Katz	2011	425,000	450,014	153,905	294,206	144,893	728,762	2,196,780
Senior Vice President and General Counsel
D. P. M. Teirlinck	2011	561,250	900,028	307,795	547,705	513,189	120,299	2,950,266
Senior Vice President	2010	550,000	900,013	271,534	448,025	292,608	713,271	3,175,451
R Gs. Zafari	2011	451,250	600,066	205,206	460,100	606,315	159,602	2,482,539
Senior Vice President
S. B. Hochhauser	2011	369,808	930,038	338,570	153,468	—	914,190	2,706,074
Former Senior Vice President	2010	536,250	900,013	271,534	379,955	478,580	91,554	2,657,886
	2009	525,000	1,376,929	297,675	539,509	322,177	77,153	3,138,443
______________

(a)
In February 2010, Mr. Lamach was promoted to Chief Executive Officer and his base annual salary was increased from $700,000 to $1,000,000. Pursuant to the EDCP Plans, a portion of a participant’s annual salary may be deferred into a number of investment options. In 2011 there were no salary deferrals by any NEO into the EDCP Plans. Amounts shown in this column are not reduced to reflect deferrals of salary into the EDCP Plans.

(b)
The amounts shown in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted for the year under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and do not reflect amounts paid to or realized by the NEOs. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSU awards would be as follows:

Name	Maximum Grant Date Value Of 2011-13 PSU Awards ($)
M. W. Lamach	5,500,043
S. R. Shawley	1,850,041
R. L. Katz	600,018
D. P. M. Teirlinck	1,200,037
R. Gs. Zafari	800,056
S. B. Hochhauser	1,200,037

For a discussion of the assumptions made in determining the ASC 718 values, see Note 13, “Share-Based Compensation,” to the Company’s consolidated financial statements contained in the 2011 Annual Report on Form 10-K. The ASC 718 grant date fair value of the PSU award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.
In 2008, effective for the awards granted in 2009, the PSP program was amended to a three-year performance cycle (with a two-year transition award in 2009 to bridge the gap between the one and three-year plans). Thus, in 2009, two separate target award grants were made covering the 2009-10 performance years and the 2009-11 performance years. While the SEC rules require disclosure of the aggregate grant date fair value for both award grants in 2009, any payouts from the two separate target award grants would be made based on different performance periods and made in separate years. Please see also the Grants of Plan-Based Awards table for additional details of the 2011 grants included in this column.

(c)
The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the ASC 718 values see Note 13, “Share-Based Compensation,” to the Company’s consolidated financial statements contained in its 2011 Annual Report on Form 10-K.

(d)
This column reflects the amounts earned as annual awards under the AIM program. Unless deferred into the EDCP Plans, AIM program payments are made in cash. In 2011, Mr. Zafari elected to defer 20% of his AIM award. Amounts shown in this column are not reduced to reflect deferrals of AIM awards into the EDCP Plans.

(e)
Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the qualified Ingersoll Rand Pension Plan Number One (the “Pension Plan”), Supplemental Pension Plans and EOSP, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIM award and any annual salary increase. Amounts are higher for those NEOs who are older and closer to retirement than for those who are younger and further from retirement since the period over which the benefit is discounted to determine its present value is shorter and the impact of discounting is therefore reduced.

The change in pension value for Mr. Lamach for all three years shown was attributable to these factors but the change was more significant due to his promotion to CEO and his adjusted salary and bonus target. For all the NEOs, amounts in this column were also impacted by the continuing trend of decreasing interest rates and increasing discount rates, which causes the value of the lump sum under the EOSP to increase.
Mr. Hochhauser left the Company prior to vesting in any pension benefit and therefore there is no value shown for him.
The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation.

(f)	The following table summarizes the components of this column for fiscal year 2011:

Name	Company Matching Contributions ($)(1)	Company Cost for Life Insurance ($)	Retiree Medical Plan ($)(2)	Tax Assistance ($)(3)	Severance ($)(4)	Other Benefits ($)(5)	Total ($)
M. W. Lamach	157,641	1,710	—	98,868	—	259,728	517,947
S. R. Shawley	73,113	2,709	2,500	—	—	32,198	110,520
R. L. Katz	43,500	675	—	232,632	—	451,955	728,762
D. P. M. Teirlinck	60,557	2,580	—	7,010	—	50,152	120,299
R. Gs. Zafari	54,344	1,076	—	16,966	—	87,215	159,602
S. B. Hochhauser	44,986	962	—	—	832,500	35,742	914,190
_____________

(1)	Represents Company matching contributions under the Company’s ESP and Supplemental ESP plans.

(2)	Represents the estimated year-over-year increase in the value of the retiree medical plan, calculated based on the methods used for financial statement reporting purposes.

(3)
The amount for Mr. Lamach represents tax equalization payments related to Irish taxes owed on $270,000, which is the portion of his income that is allocated to his role as a director of the Company. Without these payments, Mr. Lamach would be subject to double taxation on this amount since he is already paying U.S. taxes on this income. The amount shown for Mr. Katz represents payments made on his behalf for the payment of taxes related to relocation costs. The amount for Messrs. Teirlinck and Zafari represents payment of taxes on their behalf related to (i) Company contributions made to the Belgium social scheme and (ii) relocation costs.

(4)	Represents payments made or accrued to Mr. Hochhauser in connection with his leaving the Company. For further information, see “Post-Employment Benefits” below.

(5)
Represents: (i) the incremental cost to the Company of personal use of the Company aircraft by the CEO. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the CEO to travel on Company-provided aircraft for business and personal purposes, unless commercial travel is deemed a minimal security risk by the Company. The incremental cost to the Company of personal use of the Company aircraft is calculated based on the hourly average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering and landing fees. The hourly average variable cost is multiplied by the amount of time flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, management fees and training, hangar and insurance expenses. We impose an annual limit of $150,000 on the CEO’s non-business use of Company-provided aircraft. For 2011, the amount for Mr. Lamach includes $150,000 for personal use of Company-provided aircraft; (ii) the following payments for relocation costs, including costs related, in the case of Mr. Katz, to the sale of a prior residence and loss on sale: Mr. Katz, $412,060; and Mr. Zafari, $39,728; (iii) the following incremental cost of the Company-leased cars, calculated based on the lease, insurance, fuel and maintenance costs to the Company: Mr. Lamach, $22,042; Mr. Shawley, $19,098; Mr. Katz, $27,125; Mr. Teirlinck, $19,780; Mr. Zafari, $19,603; and Mr. Hochhauser, $30,681 (which in his case includes the difference between the resale value and the book value for the Company car he was able to purchase upon termination under the terms of the program); (iv) additional incremental costs associated with the use of the Company aircraft. Under the Company’s aircraft use policy, the Compensation Committee has determined that business use includes travel that is related to the Company’s business or benefits the Company, such as travel to meetings of other boards on which the CEO sits. For 2011, the amount for Mr. Lamach includes $58,503 for such business-related travel; (v) the following costs for financial counseling services, which may include tax preparation and estate planning services: Mr. Lamach, $10,083; Mr. Shawley, $9,655; Mr. Katz, $9,137; Mr. Teirlinck, $12,790; Mr. Zafari, $19,418; and Mr. Hochhauser, $2,464; (vi) the following costs for medical services provided through an on-site physician under the Executive Health Program: Mr. Lamach, $670; Mr. Shawley, $3,445; Mr. Katz, $3,633; Mr. Teirlinck, $3,061; Mr. Zafari, $3,239; and Mr. Hochhauser, $2,597; (vii) the following payments to permit Messrs. Teirlinck and Zafari to remain covered under the Belgium social scheme and have access to the country’s health plan should they return to Europe: Mr. Teirlinck, $14,521; and Mr. Zafari, $5,227; and (viii) the cost of security improvements made to Mr. Lamach’s home based on recommendations of a recent security study ($18,430).

2011 Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the NEOs during fiscal 2011. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh) (d)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
M. W. Lamach
AIM	2/14/2011	0	1,650,000	3,300,000	—	—	—	—	—	—	—
PSUs (2011-13)	2/14/2011	—	—	—	29,049	58,097	116,194	—	—	—	2,750,022
Options	2/14/2011	—	—	—	—	—	—	—	210,527	47.335	3,077,905
S. R. Shawley
AIM	2/14/2011	0	600,000	1,200,000	—	—	—	—	—	—	—
PSUs (2011-13)	2/14/2011	—	—	—	9,771	19,542	39,084	—	—	—	925,021
Options	2/14/2011	—	—	—	—	—	—	—	32,457	47.335	474,521
RSUs	2/14/2011	—	—	—	—	—	—	9,771	—	—	462,510
R. L. Katz
AIM	2/14/2011	0	318,750	637,500	—	—	—	—	—	—	—
PSUs (2011-13)	2/14/2011	—	—	—	3,169	6,338	12,676	—	—	—	300,009
Options	2/14/2011	—	—	—	—	—	—	—	10,527	47.335	153,905
RSUs	2/14/2011	—	—	—	—	—	—	3,169	—	—	150,005
D. P. M. Teirlinck
AIM	2/14/2011	0	508,500	1,017,000	—	—	—	—	—	—	—
PSUs (2011-13)	2/14/2011	—	—	—	6,338	12,676	25,352	—	—	—	600,018
Options	2/14/2011	—	—	—	—	—	—	—	21,053	47.335	307,795
RSUs	2/14/2011	—	—	—	—	—	—	6,338	—	—	300,009
R.Gs. Zafari
AIM	2/14/2011	0	364,000	728,000	—	—	—	—	—	—	—
PSUs (2011-13)	2/14/2011	—	—	—	4,226	8,451	16,902	—	—	—	400,028
Options	2/14/2011	—	—	—	—	—	—	—	14,036	47.335	205,206
RSUs	2/14/2011	—	—	—	—	—	—	4,226	—	—	200,038
S. B. Hochhauser
AIM	2/14/2011	0	499,500	999,000	—	—	—	—	—	—	—
PSUs (2011-13)	2/14/2011	—	—	—	6,338	12,676	25,352	—	—	—	600,018
Options	2/14/2011	—	—	—	—	—	—	—	23,158	47.335	338,570
RSUs	2/14/2011	—	—	—	—	—	—	6,972	—	—	330,020
___________________

(a)
The target award levels established for the AIM program are established annually in February and are expressed as a percentage of the NEO’s base salary. Refer to Compensation Discussion and Analysis under the heading “Annual Incentive Matrix (AIM) Program” for a description of the Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program that were paid in February 2012, based on performance in 2011. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in February 2011. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)
The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for PSU awards for the 2011-2013 performance period. The PSP pays $0 for performance below threshold. For a description of the Compensation Committee’s process for establishing PSP target award levels and the terms of PSU awards, please refer to Compensation Discussion and Analysis, under the heading “Long-Term Incentive Program”.

(c)
The amounts in these columns reflect the stock option and RSU awards granted in February 2011. For a description of the Compensation Committee’s process for determining stock option and RSU awards and the terms of the RSUs, see Compensation Discussion and Analysis under the heading “Long-Term Incentive Program.”

(d)
Stock options were granted under the Company’s Incentive Stock Plan of 2007, which requires options to be granted at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant. The fair market value is defined in the Incentive Stock Plan of 2007 as the average of the high and low composite price of the Company’s ordinary shares listed on the NYSE on the grant date. The closing price on the NYSE of the Company’s ordinary shares was $47.10 on the grant date.

(e)
The grant date fair value of the stock option awards granted in February 2011 was calculated in accordance with ASC 718. The Company cautions that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. For a description of the assumptions made in valuing stock options see Note 13, “Share-Based Compensation” to the Company’s consolidated financial statements contained in its 2011 Annual Report on Form 10-K. The grant date fair value of the PSU and RSU awards granted in February 2011 was based on the average of the high and low stock price on the date of grant ($47.335). The grant date fair value for the PSU awards is based on the target number of shares established by the Compensation Committee.

Outstanding Equity Awards at December 31, 2011

Name			Option Awards				Stock Awards	Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (e)
M.W. Lamach	2/17/2004		100,000	—	33.9200	2/16/2014	—	—	—	—
	2/2/2005		100,000	—	38.6850	2/1/2015	—	—	—	—
	2/1/2006		52,740	—	39.4250	1/31/2016	—	—	—	—
	2/7/2007		43,790	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		48,510	—	39.0000	2/14/2018	—	—	—	—
	6/6/2008	(b)	50,000	50,000	43.4550	6/5/2018	—	—	—	—
	2/12/2009	(b)	—	50,000	16.8450	2/11/2019	—	—	—	—
	2/12/2009		44,083	22,042	16.8450	2/11/2019	4,409	134,342	53,429	1,627,982
	2/16/2010		83,333	166,667	31.5916	2/15/2020	—	—	87,048	2,652,353
	2/14/2011		—	210,527	47.3350	2/13/2021	—	—	58,097	1,770,216
S.R. Shawley	2/4/2004		55,000	—	32.1825	2/3/2014	—	—	—	—
	2/2/2005		48,400	—	38.6850	2/1/2015	—	—	—	—
	2/1/2006		52,740	—	39.4250	1/31/2016	—	—	—	—
	2/7/2007		43,790	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		48,510	—	39.0000	2/14/2018	—	—	—	—
	6/4/2008	(b)	—	100,000	43.4050	6/3/2018	—	—	—	—
	2/12/2009		43,750	21,875	16.8450	2/11/2019	4,375	133,306	44,524	1,356,646
	2/16/2010		13,802	27,604	31.5916	2/15/2020	9,760	297,387	29,280	892,162
	2/14/2011		—	32,457	47.3350	2/13/2021	9,771	297,722	19,542	595,445
R. L. Katz	12/1/2010		1,833	3,667	42.0550	11/30/2020	—	—	2,775	84,554
	12/1/2010		—	—	—	—	—	—	5,153	157,012
	2/14/2011		—	10,527	47.3350	2/13/2021	3,169	96,559	6,338	193,119
D. Teirlinck	10/2/2005		2,667	—	38.4700	10/1/2015	—	—	—	—
	2/1/2006		17,580	—	39.4250	1/31/2016	—	—	—	—
	2/7/2007		23,170	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		25,276	—	39.0000	2/14/2018	—	—	—	—
	2/12/2009		18,333	16,667	16.8450	2/11/2019	3,334	101,587	31,167	949,658
	2/16/2010		8,952	17,906	31.5916	2/15/2020	6,332	192,936	18,992	578,686
	2/14/2011		—	21,053	47.3350	2/13/2021	6,338	193,119	12,676	386,238
R. Gs. Zafari	2/4/2004		13,240	—	32.1825	2/3/2014	—	—	—	—
	2/2/2005		14,400	—	38.6850	2/1/2015	—	—	—	—
	2/1/2006		7,500	—	39.4250	1/31/2016	—	—	—	—
	2/7/2007		13,910	—	43.1250	2/6/2017	—	—	—	—
	2/15/2008		18,471	—	39.0000	2/14/2018	—	—	—	—
	2/12/2009		—	6,577	16.8450	2/11/2019	1,316	40,099	9,931	302,598
	2/16/2010		3,581	7,163	31.5916	2/15/2020	2,533	77,181	6,331	192,906
	2/14/2011		—	14,036	47.3350	2/13/2021	4,226	128,766	8,451	257,502
S.B. Hochhauser	2/12/2009		—	—	—	—	—	—	31,665	964,833
	2/16/2010		—	—	—	—	—	—	10,560	321,763
	2/14/2011		—	—	—	—	—	—	2,814	85,743

___________________

(a)
These columns represent stock option and SARs awards. Except as noted in (b) below, these awards become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment. Employees who terminate employment due to (i) death, disability or retirement continue to vest in the options on the same basis as active employees for a period of three years (or five years in the case of retirement for awards granted in 2007 and after) following termination, or (ii) group termination become immediately vested in awards that would have vested within twelve months of termination and may exercise all vested awards for a period of three years following termination. Messrs. Shawley and Teirlinck are retirement eligible.

(b)
Mr. Lamach’s grant dated June 6, 2008 vests 50% on each of the third and fifth anniversaries of the grant date and his grant dated February 12, 2009 vests 100% on the third anniversary of the grant date. Mr. Shawley’s grant dated June 4, 2008 vests 50% on each of the fourth and sixth anniversaries of February 15, 2008.

(c)	All of the options granted to the NEOs expire on the tenth anniversary (less one day) of the grant date.

(d)
This column represents unvested RSUs. RSUs become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment. Employees who terminate employment due to (i) death, disability or retirement continue to vest in the RSUs on the same basis as active employees, or (ii) group termination become immediately vested in RSUs that would have vested within twelve months of termination. Messrs. Shawley and Teirlinck are retirement eligible.

(e)	The market value was computed based on $30.47, the closing market price of the Company’s ordinary shares on the NYSE at December 30, 2011, the last trading day of the year.

(f)
This column represents unvested and unearned PSUs. PSUs vest upon the completion of a three-year performance period. The actual number of shares an NEO will receive, if any, is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment.

Employees who terminate employment due to (i) death or disability vest in a prorated portion of their PSUs based on the time worked during the performance period and the achievement of performance goals from the beginning of the performance period through the end of the calendar quarter in which employment terminated, or (ii) retirement, group termination or job elimination vest in a prorated portion of their PSUs based on the time worked during the performance period and the achievement of performance goals through the end of the performance period. Mr. Hochhauser’s outstanding PSU awards were prorated based on the time worked during the applicable performance period and are subject to achievement of the performance goals at the end of the performance period, as certified by the Compensation Committee. Messrs. Shawley and Teirlinck are retirement eligible.

2011 Option Exercises and Stock Vested
The following table provides information regarding the amounts received by each NEO upon exercise of stock options and SARs or the vesting of stock during the fiscal year ended December 31, 2011:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (b)
M. W. Lamach	—	—	48,097		2,186,089
S. R. Shawley	—	—	45,663	(c)	2,085,901	(c)
R. L. Katz	—	—	—		—
D. P. M. Teirlinck	15,000	526,580	31,984	(c)	1,460,959	(c)
R. Gs. Zafari	17,153	549,412	10,702		489,604
S. B. Hochhauser	43,952	492,319	35,791	(c)	1,633,692	(c)
___________________

(a)
This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the stock options and SARs by determining the difference between (i) for stock options, the market price of the Company’s ordinary shares at exercise and the exercise price of the stock options or (ii) for SARs, the opening stock price of the Company’s ordinary shares on the date of exercise and the exercise price of the SARs.

(b)
This column reflects the value of the RSU and PSU awards that vested on February 12, 2011 and February 16, 2011, based on the average of the high and low stock price of the Company’s ordinary shares on the vesting date.

(c)
Messrs. Shawley, Teirlinck and Hochhauser elected to defer the shares acquired upon the vesting of their PSU awards on February 28, 2011 into the Company’s EDCP II. Mr. Shawley deferred 36,408 shares having a value of $1,649,282, Mr. Teirlinck deferred 25,486 shares having a value of $1,154,516, and Mr. Hochhauser deferred 29,126 shares having a value of $1,319,408. Messrs. Shawley’s, Teirlinck’s and Hochhauser’s cash dividends of $28,398, $19,879 and $22,718, respectively, that had accrued on the PSU awards were also deferred under the EDCP II. Please see “2011 Non-Qualified Deferred Compensation” for more information about the terms of the Company’s EDCP Plans.

2011 Pension Benefits
The active NEOs participate in the following defined benefit plans:

•	the Pension Plan;

•	the Supplemental Pension Plans; and

•	the EOSP.
The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers the majority of the Company’s salaried U.S. employees. The Pension Plan provides for normal retirement at age 65. Vesting occurs after five years of service, regardless of age. The formula to determine the lump sum benefit under the Pension Plan is: 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available.
The Supplemental Pension Plans are unfunded, nonqualified, non-contributory defined benefit restoration plans. Since the IRS limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Plans restore what is lost in the Pension Plan due to these limits. The Supplemental Pension Plans cover all employees of the Company who participate in the Pension Plan and who are impacted by the IRS compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to qualify for benefits under the Supplemental Pension Plans. Benefits under the Supplemental Pension Plans are available only as a lump sum distribution after termination.
The EOSP, which was closed to new participants effective April 2011, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of his or her three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in final average pay. The EOSP provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by the Company under certain qualified and nonqualified retirement plans as well as Social Security. If additional years of service were granted to an officer as part of his or her employment agreement, those additional years of service are reflected in the Pension Benefits table below. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP are available at age 62 and benefits are only available as a lump sum after termination.
The table below represents the estimated present value of defined benefits for the plans in which each active NEO participates. Mr. Hochhauser left the Company prior to vesting in any defined benefit plan and therefore no values are shown for him.

Name	Plan Name	Number of Years Credited Service (#) (a)		Present Value of Accumulated Benefit ($) (b)		Payments During Last Fiscal Year ($)
M.W. Lamach	Pension Plan	7.917		61,624		—
	Supplemental Pension Plan II	7.917		316,599		—
	EOSP	25.00	(c)	8,805,446		—
S. R. Shawley	Pension Plan	37.50		620,607		—
	Supplemental Pension Plan I	6.00	(d)	150,709		—
	Supplemental Pension Plan II	13.00	(d)	300,108		—
	EOSP	35.00	(e)	11,540,217	(f)	—
R. L. Katz	Pension Plan	1.17		9,615		—
	Supplemental Pension Plan II	1.17		18,355		—
	EOSP	1.17		127,862		—
D. Teirlinck	Pension Plan	3.33	(g)	35,615		—
	Supplemental Pension Plan II	3.33	(g)	90,705		—
	EOSP	7.00	(h)	1,365,514		—
R. Gs. Zafari	Pension Plan	1.42	(g)	13,980		—
	Supplemental Pension Plan II	1.42	(g)	36,745		—
	EOSP	11.75	(h)	1,916,975		—

____________

(a)
Under the EOSP, for officers covered prior to May 19, 2009, a full year of service is credited for any year in which they work at least one day. In the Pension Plan, the Supplemental Pension Plans and the EOSP for officers covered on or after May 19, 2009, including Messrs. Katz and Zafari, the number of years of credited service is based on elapsed time (i.e., credit is given for each month in which a participant works at least one day). The Supplemental Pension Plan II was established as a mirror plan, effective January 1, 2005. The years of credited service used for calculating benefits under (i) the Supplemental Pension Plan I are the years of credited service through December 31, 2004, and (ii) the Pension Plan, EOSP and Supplemental Pension Plan II are the years of credited service through December 31, 2011. The benefits earned under the Supplemental Pension Plan I serve as offsets to the benefits earned under the Supplemental Pension Plan II.

(b)
The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2011, consistent with the assumptions described in Note 10, “Pensions and Postretirement Benefits Other than Pensions,” to the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011.

A present value of benefits for the Supplemental Pension Plan I is reported for those NEOs who were vested in that plan at December 31, 2004, the date on which that plan was frozen. If an NEO was not vested in the Supplemental Pension Plan I at December 31, 2004, that NEO is not entitled to any benefit under that plan. See the section above under “2011 Pension Benefits” for more information on the material terms and conditions of payments and benefits available under the plans, including each plan’s normal retirement payment and benefit formula, and the specific elements of compensation included in applying the payment and benefit formula.

(c)
Mr. Lamach’s credited years of service exceed his actual years of service by 17 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $6,140,399. Mr. Lamach’s benefit will be reduced by the pension benefit he receives from his former employer.

(d)	Mr. Shawley’s service in the Supplemental Plans began in January 1999 when he transferred from Thermo King.

(e)	Under the provisions of the EOSP, Mr. Shawley’s service is capped at 35 years.

(f)
On June 4, 2008, the Compensation Committee of the Board of Directors agreed that if Mr. Shawley remains with the Company until age 60, any reduction for early retirement will be waived. The increase in present value of benefits resulting from this provision is $1,563,388.

(g)	Service in the Pension Plan and the Supplemental Pension Plan II for Messrs. Teirlinck and Zafari began in September 2008 and August 2010, respectively, when they transferred to the United States.

(h)
Benefits for both Messrs. Teirlinck and Zafari under the EOSP use all their service with the Company, not just the service in the United States. The benefit will be reduced by any and all benefits accrued or accumulated while covered under any non-U.S. plan in respect to any period of service that is counted as a year of service in this plan. The value of these non-U.S. benefits is not readily accessible until retirement, and therefore the amount shown for EOSP reflects the value of this benefit prior to these reductions.

2011 Nonqualified Deferred Compensation
The Company’s EDCP Plans are unfunded, nonqualified plans that permit certain employees, including the NEOs, to defer receipt of up to 50% of their annual salary and up to 100% of their AIM awards, PSP awards and shares of restricted stock received upon commencement of employment (“Employment Shares”). Elections to defer must be made prior to the beginning of the performance period. The Company has established a nonqualified grantor trust (the “trust”), with a bank as the trustee, to hold certain assets deferred under the EDCP Plans. These assets are considered general assets of the Company and are available to its creditors in the event of the Company’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles.
Participants are offered certain investment options (approximately 60 mutual fund investments and ordinary share equivalents), and can choose how they wish to allocate their cash deferrals among those investment options. Participants are 100% vested in all amounts deferred, and bear the risk of any earnings and losses on such deferred amounts.
Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed 5 or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least 2 years after the end of the plan year for which they are deferring. In-service distributions can be received in 2 to 5 annual installments, or if no election is made, in a lump sum. For those participants who have investments in ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.
The stock grant plan is a frozen long-term incentive plan pursuant to which participants received performance-based stock awards. Stock awards pursuant to this plan have not been awarded since fiscal year 2001. Participants had the option of deferring those awards until retirement. Mr. Shawley deferred receipt of substantially all his stock awards. Until the time of distribution, the stock awards accrue dividends in the form of ordinary shares. These dividends are also deferred and are paid out in ordinary shares following retirement. Please refer to Compensation Discussion and Analysis for a description of the Supplemental ESP.
The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (d)
M. W. Lamach
EDCP II	—	—	(721,245)	—	1,369,504
Supplemental ESP	—	142,941	(179,788)	—	446,546
S. R. Shawley
EDCP Plan I	—	—	(495,784)	—	941,397
EDCP Plan II	1,677,269	—	(535,194)	—	1,142,075
Supplemental ESP	—	58,413	(148,065)	—	383,454
Stock Grant Plan	—	—	(273,525)	—	527,289
R. L. Katz
EDCP II	—	—	—	—	—
Supplemental ESP	—	28,800	(4,828)	—	23,972
D. P. M. Teirlinck
EDCP II	1,174,107	—	(374,642)	—	799,465
Supplemental ESP	—	45,856	(43,593)	—	116,844
R. Gs. Zafari
EDCP II	—	—	—	—	—
Supplemental ESP	—	39,644	(7,695)	—	31,948
S. B. Hochhauser
EDCP II	1,341,797	—	(469,454)	—	1,249,102
Supplemental ESP	—	30,286	(59,126)	—	117,566

____________

(a)	The annual deferrals (salary, AIM & PSP) are all reflected in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively of the Summary Compensation Table.

(b)	All of the amounts reflected in this column are included in the All Other Compensation column of the Summary Compensation Table.

(c)
Amounts in this column include gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)
The following table reflects the amounts reported in this column previously reported as compensation to the NEOs in the Company’s Summary Compensation Table in proxy statements for prior years. Each of Messrs. Lamach, Shawley, Teirlinck, Zafari, Katz and Hochhauser first became NEOs and therefore had their compensation reported in the Company’s proxy statements for fiscal years 2005 (Lamach), 2007 (Shawley), 2010 (Teirlinck), 2011 (Katz and Zafari) and 2009 (Hochhauser).

Name	EDCP Plans ($)	Supplemental ESP ($)
M. W. Lamach	1,529,086	327,989
S. R. Shawley	1,768,794	163,324
R. L. Katz	—	—
D. P. M. Teirlinck	1,174,107	38,146
R. Gs. Zafari	—	—
S. B. Hochhauser	1,569,020	83,207

Post-Employment Benefits
The following discussion describes the compensation to which each of the active NEOs would be entitled in the event of termination of such executive’s employment, including termination following a change in control.
Employment Arrangements and Severance.    All of the NEOs are entitled to benefits upon termination of their employment following a change in control. Messrs. Lamach and Katz are also entitled to severance in the event of their involuntary termination without cause due to the terms of their employment agreements. Under the terms of their employment agreements, Messrs. Lamach and Katz are eligible for 24 and 12 months, respectively, of base annual salary plus a prorated AIM award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan. In addition, any unvested PSP awards from completed performance periods would vest and Messrs. Lamach and Katz would also receive prorated PSP awards (not to exceed target) for the open performance periods at the end of the respective performance periods. These awards would be based on actual performance in accordance with the terms of the plan. Mr. Lamach would also fully vest in the remaining 50,000 option grant that was part of his special retention grant of 100,000 options awarded to him on June 6, 2008.
Mr. Hochhauser was provided with the following benefits in connection with his departure from the Company, in accordance with the terms of his employment agreement: 18 months of base annual salary plus a prorated AIM award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan. In addition, Mr. Hochhauser will receive prorated PSP awards (not to exceed target) for the open performance periods based on actual performance at the end of the respective performance periods.
Although the Company does not have a formal severance policy for officers, NEOs who are terminated by the Company other than for cause will generally be entitled to received up to 12 months’ base salary as severance and, depending on the circumstances and timing of the termination, a pro-rated portion of their AIM award, not to exceed target.
Change in Control.    The Company has entered into a change-in-control agreement with each NEO. The change-in-control agreement provides for certain payments if the employment is terminated by the Company without “cause” (as defined in the change-in-control agreements) or by the NEO for “good reason” (as defined in the change-in-control agreements), in each case, within two years following a change in control of the Company. For officers who first became eligible for a change-in-control agreement on or after May 19, 2009, including Messrs. Katz and Zafari, the Company eliminated a severance payment based on outstanding PSP awards and eliminated a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a change in control.
Following a change in control, each NEO is entitled to continue receiving his or her current base salary and is entitled to an annual bonus in an amount not less than the highest annual bonus paid during the prior three years.

If an NEO’s employment is terminated “without cause” or by the NEO for “good reason” following a change in control, the NEO is entitled to the following:

•	any base salary and annual bonus for a completed fiscal year that had not been paid;

•	an amount equal to the NEO’s annual bonus for the last completed fiscal year pro-rated for the number of full months employed in the current fiscal year;

•	an amount equal to the NEO’s base salary pro-rated for any unused vacation days;

•	a lump sum severance payment from the Company equal to the three times (for CEO and CFO) or two and one-half times (for other NEOs) the sum of:

▪	the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the reduction of the NEO’s annual salary after the change in control; and

▪
the NEO’s target AIM award for the year of termination or, if higher, the average of the AIM award amounts beginning three years immediately preceding the change in control and ending on the termination date; and

•
for the NEOs other than Messrs. Katz and Zafari, a lump sum payment equal to three times (for CEO and CFO) or two and one-half times (for other NEOs) of: (a) the cash value of the target amount of the most recent PSU award; or (b) if higher, the average amounts of the last three PSU awards granted and paid to the NEO immediately preceding termination. This payment is in lieu of any rights the individual might have with respect to unvested PSU awards.

In addition to the foregoing, the NEOs would also be eligible to participate in the Company’s welfare employee benefit programs for the severance period (three years for the CEO and CFO and two and one-half years for the other NEOs). The Company would also provide each NEO up to $100,000 of outplacement services. For purposes of calculating the NEO’s nonqualified pension benefits, three years would be added to both the officer’s age and service with the Company under the EOSP. In addition, the “final average pay” under the EOSP would be calculated as 50% of the lump sum severance payment. For purposes of determining eligibility for post-retirement welfare benefits, the NEO would be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits.
A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the change-in-control agreements were executed (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors; (iii) the consummation of a merger or consolidation of the Company with any other corporation in which the Company’s voting securities outstanding immediately prior to such merger or consolidation represent 50% or less of the combined voting securities of the Company immediately after such merger or consolidation; (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer; or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i), (iii) and (iv) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.
Enhanced Retirement Benefits.    An officer is vested in EOSP upon the earlier of: (i) the attainment of age 55 and the completion of 5 years of service; (ii) attainment of age 62; (iii) death; or (iv) change in control. A termination within two years following a change in control also triggers the payment of an enhanced benefit (as described above). Benefits under the EOSP are forfeited in the event of termination for cause. In order to be eligible for an EOSP benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plans upon the completion of 5 years of service. As of December 31, 2011, Messrs. Lamach and Zafari were not vested in the EOSP and Mr. Katz was not vested in the EOSP, the Supplemental Pension Plan II or the Pension Plan. Mr. Hochhauser left the Company prior to vesting in any retirement benefit.
Health Benefits.    In the event of a change in control, health benefits are provided, which include the Company cost of both active health and welfare benefits for the severance period (three years for Messrs. Lamach and Shawley and two and one-half years for Messrs. Teirlinck, Zafari and Katz), as well as retiree medical, if applicable. Mr. Shawley is the only NEO eligible for retiree medical benefits due to his age and service as of December 31, 2002, when eligibility for the retiree medical benefit was frozen. In the event of death, Mr. Shawley’s eligible dependents would be eligible to receive retiree medical health benefits.

Post-Employment Benefits Table
The following table describes the compensation to which each of the active NEOs would be entitled in the event of termination of such executive’s employment on December 31, 2011, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2011. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination. With respect to Mr. Hochhauser, the table represents the benefits he actually received or accrued upon his departure from the Company on September 1, 2011.

	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
M. W. Lamach
Severance (a)	—	2,200,000	—	8,250,000	—	—
2011 Earned but Unpaid AIM Award(s) (b)	—	1,522,950	—	1,522,950	—	—
PSP Award Payout (c)	—	3,984,166	—	9,375,000	3,984,166	3,984,166
Value of Unvested Equity Awards (d)	—	—	—	1,114,113	1,114,113	1,114,113
Enhanced Retirement Benefits (e)	—	—	—	4,872,420	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	17,596,937	—	—
Health Benefits	—	—	—	30,062	—	—
Total	—	7,721,216	—	42,861,482	5,098,279	5,098,279
S. R. Shawley
Severance (a)	—	600,000	—	3,600,000	—	—
2011 Earned but Unpaid AIM Award(s) (b)	—	553,800	—	553,800	—	—
PSP Award Payout (c)	2,149,232	2,149,232	—	2,775,000	2,149,232	2,149,232
Value of Unvested Equity Awards (d)	1,025,916	1,025,916	—	1,025,916	1,025,916	1,025,916
Enhanced Retirement Benefits (e)	—	—	—	857,065	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	4,593,723	—	—
Health Benefits (h)	138,000	138,000	138,000	130,062	138,000	75,000
Total	3,313,148	4,481,048	138,000	13,635,566	3,313,148	3,250,148
R. L. Katz
Severance (a)	—	425,000	—	1,859,375	—	—
2011 Earned but Unpaid AIM Award(s) (b)	—	294,206	—	294,206	—	—
PSP Award Payout (c)	—	253,480	—	253,602	253,480	253,480
Value of Unvested Equity Awards (d)	—	—	—	96,559	96,559	96,559
Enhanced Retirement Benefits (e)	—	—	—	457,648	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	—	—	—
Health Benefits	—	—	—	25,052	—	—
Total	—	986,786	—	3,086,442	350,039	350,039

	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
D. P. M. Teirlinck
Severance (a)	—	565,000	—	2,683,750	—	—
2011 Earned but Unpaid AIM Award(s) (b)	—	508,500	—	547,705	—	—
PSP Award Payout (c)	1,463,748	1,463,748	—	1,500,000	1,463,748	1,463,748
Value of Unvested Equity Awards (d)	714,313	714,313	—	714,313	714,313	714,313
Enhanced Retirement Benefits (e)	—	—	—	1,575,388	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	3,080,643	—	—
Health Benefits	—	—	—	25,052	—	—
Total	2,178,061	3,265,661	—	10,226,851	2,178,061	2,178,061
R. Gs. Zafari
Severance (a)	—	455,000	—	2,047,500	—	—
2011 Earned but Unpaid AIM Award(s) (b)	—	364,000	—	460,100	—	—
PSP Award Payout (c)	—	—	—	581,337	516,863	516,863
Value of Unvested Equity Awards (d)	—	—	—	335,492	335,492	335,492
Enhanced Retirement Benefits (e)	—	—	—	1,167,020	—	—
Outplacement (f)	—	14,100	—	100,000	—	—
Tax Assistance (g)	—	—	—	—	—	—
Health Benefits	—	—	—	25,052	—	—
Total	—	833,100	—	4,716,501	852,355	852,355
S. B. Hochhauser
Severance	—	832,500	—	—	—	—
2011 Earned but Unpaid AIM Award(s)	—	153,468	—	—	—	—
PSP Award Payout	—	1,465,119	—	—	—	—
Value of Unvested Equity Awards	—	—	—	—	—	—
Enhanced Retirement Benefits	—	—	—	—	—	—
Outplacement	—	14,100	—	—	—	—
Tax Assistance	—	—	—	—	—	—
Health Benefits	—	—	—	—	—	—
Total	—	2,465,187	—	—	—	—
____________

(a)
For the “Involuntary without Cause” column, for those NEOs who do not have a formal separation agreement, the current severance guidelines permit payment of up to one year’s base salary. For the amounts shown under the “Change in Control” columns, refer to the description of how severance is calculated in the section above, entitled Post-Employment Benefits.

(b)
For the “Involuntary without Cause” column, these amounts represent the (i) AIM award earned by Messrs. Lamach and Katz in 2011 and paid pursuant to the terms of their employment agreements and (ii) prorated AIM award (up to target) that may be paid to the other NEOs depending on the circumstances and timing of the termination. For the amounts under “Change in Control”, these amounts represent the actual award earned for the 2011 performance period, which may be more or less than the target award.

(c)
For the “Involuntary without Cause” column, these amounts represent the cash value of the prorated PSU award payout to (i) Messrs. Lamach and Katz pursuant to the terms of their employment agreements and (ii) Messrs. Shawley and Teirlinck because they are retirement eligible. For the “Change in Control” column for Messrs. Lamach, Shawley and Teirlinck, these amounts represent the cash value of the PSU award payout, based on the appropriate multiple. For Messrs. Katz and Zafari, these values represent what would be provided under the terms of the Incentive Stock Plan of 2007, which provides a pro-rated payment for all outstanding awards. In addition, because Mr. Zafari had a grant that was covered under the previous version of the change-in-control provision under the Incentive Stock Plan, his 2010-2012 grant would be valued based on the full target award. For the “Retirement”, “Disability” and “Death” columns, amounts represent the cash value of the prorated portion of their PSUs that vest upon such events. Amounts for each column are based on the closing stock price of the ordinary shares on the last trading day before December 31, 2011 ($30.47).

(d)
The amounts shown for “Retirement”, “Involuntary without Cause”, “Change in Control”, “Death” and “Disability” represent (i) the value of the unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing stock price of the ordinary shares on the last trading day before December 31, 2011 ($30.47), and (ii) the intrinsic value of the unvested stock options and SARs, which is calculated based on the difference between the closing stock price of the ordinary shares on the last trading day before December 31, 2011 ($30.47) and the relevant exercise price. However, only in the event of termination following a “Change in Control” is there accelerated vesting of unvested awards. For “Retirement”, “Involuntary without Cause”, “Disability” and “Death”, the awards do not accelerate but continue to vest on the same basis as active employees. Because Messrs. Shawley and Teirlinck are retirement eligible, they would continue to vest in stock options and RSUs after termination of employment for any reason other than cause.

(e)
In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP and Supplemental Pension Plans would be paid out as lump sums. While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios.

(f)
For the “Involuntary without Cause” column, each NEO is eligible for outplacement services for a twelve month period, not to exceed $14,100. For the “Change in Control” column, the amount represents the maximum expenses the Company would reimburse the NEO for professional outplacement services.

(g)
Pursuant to the change-in-control agreements for Messrs. Lamach, Shawley and Teirlinck, if any payment or distribution by the Company to these NEOs creates certain incremental taxes, they would be entitled to receive from the Company a payment in an amount sufficient to place them in the same after-tax financial position as if such taxes had not been imposed.

(h)
Represents the Company cost of health and welfare coverage. The cost for “Change in Control” is a combination of continued active coverage for three years followed by retiree coverage, while the cost shown under the other scenarios is retiree coverage only.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% shareholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.ingersollrand.com or on a current report on Form 8-K. No such waivers were requested or granted in 2011.
We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses related to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, each officer, other than Mr. Paul Camuti, and each director, other than Mr. Bruton and Mr. Forsee, made late filings due to a determination that (i) our supplemental plans do not meet all of the requirements for an "Excess Benefit Plan", as defined by the SEC, and (ii) dividend equivalents were required to be reported following the termination of our dividend reinvestment plan in connection with our Irish reorganization.

SHAREHOLDER PROPOSALS AND NOMINATIONS
Any proposal by a shareholder intended to be presented at the 2013 Annual General Meeting of shareholders of the Company must be received by the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attn: Secretary, no later than December 24, 2012, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2013 proxy statement.
The Company’s Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2013 annual general meeting, written notice of a shareholder’s intention to make such nominations or bring business before the annual general meeting must be given to the Secretary of the Company not later than March 9, 2013. If the date of the 2013 annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of the 2012 annual general meeting, then the written notice must be provided to the Secretary of the Company not later than the seventh day after the date on which notice of such annual general meeting is given.
The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at irboard@irco.com.

HOUSEHOLDING
SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attention: Secretary or by accessing it on the Company’s website at www.ingersollrand.com.
Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.
Dated: April 23, 2012

Appendix A
Directions to the Annual General Meeting
Dromoland Hotel is located beside the village of Newmarket-on-Fergus in County Clare, just north of Shannon International Airport.
Directions from Dublin to Dromoland Hotel (3 hours)

•	On leaving Dublin, follow the signs for the N7 South (the main motorway that leads directly from Dublin to Limerick City)

•	On entering Limerick City, follow the signs for the N18 (Shannon, Ennis & Galway)

•	Continue on the N18 motorway until you come to The Dromoland Interchange and take slipway off on left hand side

•	At first roundabout, take the fourth exit onto the R458 in the direction of Quin (you are now crossing over a bridge)

•	At the next roundabout take the second exit (direction Newmarket-on-Fergus)

•	Shortly you will approach the gates of Dromoland Hotel on your left-hand side
Directions from Shannon Airport to Dromoland Hotel (20 minutes)

•	Take the N19 road out of Shannon Airport

•	At the first roundabout, take the second exit onto the N19 (Limerick, Galway)

•	At the next roundabout, take the second exit continuing on N19

•	At the third roundabout, take the first exit, then merge onto the N18 (Ennis, Galway)

•	Continue on the N18 until you come to The Dromoland Interchange and take the next left slipway road off the motorway

•	At the roundabout, take the third exit onto the R458 in the direction of Quin (you are crossing over a bridge)

•	At the next roundabout, take the second exit (direction of Newmarket-on-Fergus)

•	Shortly you will approach the gates of Dromoland Hotel on your left-hand side

A1

Ingersoll Rand

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time* on June 6, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual General Meeting of Shareholders for your vote to be counted*.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time* on June 6, 2012. Have your proxy card in hand when you call and then follow the instructions.

*Voting cut-off is 11:59 p.m. Eastern Time on June 4, 2012 for participants in the Ingersoll-Rand Company Employee Saving Plan, the Ingersoll-Rand Company Employee Saving Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan to allow time for plan administrators to vote on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41902-P22810-Z57313 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INGERSOLL-RAND PLC

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. A. C. Berzin	☐	☐	☐
1b. J. Bruton	☐	☐	☐
1c. J. L. Cohon	☐	☐	☐
1d. G. D. Forsee	☐	☐	☐
1e. P. C. Godsoe	☐	☐	☐
1f. E. E. Hagenlocker	☐	☐	☐
1g. C. J. Horner	☐	☐	☐
1h. M. W. Lamach	☐	☐	☐
1i. T. E. Martin	☐	☐	☐
1j. R. J. Swift	☐	☐	☐
1k. T. L. White	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Advisory approval of the compensation of the Company's named executive officers	☐	☐	☐
3. Approval of the appointment of independent auditors and authorization of the Audit Committee to set the auditors' remuneration	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 7, 2012
2:30 P.M., local time
Dromoland Hotel
Newmarket-on-Fergus
County Clare
Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX A OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

M41903-P22810-Z57313

INGERSOLL-RAND PLC
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) MICHAEL W. LAMACH, STEVEN R. SHAWLEY AND BARBARA A. SANTORO, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of Ingersoll-Rand plc (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Dromoland Hotel, Newmarket-on-Fergus, County Clare, Ireland, on Thursday, June 7, 2012, at 2:30 p.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

This card also constitutes your voting instructions with respect to ordinary shares held in accounts under the Ingersoll-Rand Company Employee Saving Plan, the Ingersoll-Rand Company Employee Saving Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side